Exhibit 10.1
EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT
Dated as of August 23, 2024
by and among
LABCORP RECEIVABLES LLC,
as Seller,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
LABORATORY CORPORATION OF AMERICA HOLDINGS,
as Servicer,
and
PNC CAPITAL MARKETS LLC,
as Structuring Agent

SECTION 2.04 Yield and Fees........................................................................................ 47 SECTION 2.05 Rate Unascertainable; Increased Costs; Illegality; Benchmark             Replacement Setting.................................................................................................... 49

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EXHIBITS
EXHIBIT A        –    Form of Investment / Loan Request
EXHIBIT B        –    Form of Reduction Notice
EXHIBIT C        –    Form of Assignment and Assumption Agreement
EXHIBIT D        –    Reserved
EXHIBIT E        –    Form of Monthly Report
EXHIBIT F        –    Form of Compliance Certificate
EXHIBIT G        –    Closing Memorandum
EXHIBIT H    –    Forms of Tax Compliance Certificates

SCHEDULES
SCHEDULE I        –    Purchasers & Commitments
SCHEDULE II    –    Account Details
SCHEDULE III    –    Notice Addresses

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 23, 2024, by and among the following parties:
(i)    LABCORP RECEIVABLES LLC, a Delaware limited liability company (the “Seller”);
(ii)    the Persons from time to time party hereto as Purchasers;
(iii)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;
(iv)    LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (“Labcorp” or “Servicer”), as Servicer; and
(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.
PRELIMINARY STATEMENTS
The Seller has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Transfer Agreement. The Seller desires in its discretion to sell and/or obtain financing secured by Receivables and, in connection therewith, has requested that the Purchasers make Investments and/or Loans from time to time on the terms and subject to the conditions set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Control Agreement” means each agreement among the Seller, the Servicer (if applicable), the Administrative Agent and a Concentration Account Bank, governing the terms of one or more Concentration Accounts that provides the Administrative Agent with “control” (within the meaning of the UCC) over such Concentration Account(s) each in form and substance reasonably satisfactory to Administrative Agent.
“Adjusted Net Receivables Pool Balance” means, at any time of determination, the sum of (a) the Net Receivables Pool Balance at such time, plus (b) the amount equal to the aggregate Outstanding Balance of all Pool Receivables that (i) are Patient-Pay Receivables, but (ii) are not

Eligible Receivables solely as a result of failing to meet the criteria specified in clause (x) of the definition of “Eligible Receivables.”
“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed in accordance with the terms hereof.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Adverse Claim” means any Lien, other than a Lien in favor of or assigned to the Administrative Agent (for the benefit of the Secured Parties).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning set forth in Section 12.03(d).
“Aggregate Capital” means, at any time, the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Investment Capital” means, at any time, the aggregate outstanding Investment Capital of all Purchasers at such time.
“Aggregate Loan Capital” means, at any time, the aggregate outstanding Loan Capital of all Purchasers at such time.
“Aggregate Yield” means, at any time, the aggregate accrued and unpaid Yield on the Aggregate Capital of all Purchasers at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction to which any Seller-Related Party is subject.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction to which any Seller-Related Party is subject.

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.
“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Purchaser and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable and documented fees and out-of-pocket costs and expenses of one counsel to the Secured Parties and if reasonably deemed necessary or desirable by the Administrative Agent, one firm of local counsel in each applicable jurisdiction and one firm specializing in healthcare law; provided that, in connection with the enforcement or protection of the Secured Parties rights following the occurrence and during the continuance of an Event of Default if there shall exist an actual or perceived conflict of interest among the Secured Parties, one or more additional law firms in each relevant jurisdiction shall be permitted to the extent necessary to eliminate such conflict.
“Attributable Indebtedness” means, on any date, (a) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation and (b) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, as reasonably determined by any Seller-Related Party in good faith.
“Authorized Officer” means, with respect to any Seller-Related Party, the Chief Executive Officer, President, Executive Vice President, Chief Authorized Officer, Treasurer or Assistant Treasurer, Secretary or Assistant Secretary of such Seller-Related Party, any manager or the members (as applicable) in the case of any Seller-Related Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Seller, authorized to execute notices, reports and other documents on behalf of such Seller-Related Party required hereunder. The Seller may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.05(a) or Section 2.05(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.
“Base Rate Capital” means, at any time, any Capital on which Yield accrues by reference to the Base Rate.
“Benchmark Replacement” has the meaning set forth in Section 2.05(d).
“Beneficial Owner” means, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Seller.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual violation by any Purchaser Party of any applicable Sanctions if the Purchaser Parties were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Burlington, North Carolina or Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to, SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller (a) in connection with all Investments made by such Purchaser pursuant to Section

2.01(a), and (b) in connection with all Loans made by such Purchaser pursuant to Section 2.02, in each case, as reduced from time to time by Collections or other funds of the Seller that have been distributed to such Purchaser and applied as a repayment of Capital in accordance with this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Lease Obligations” of any Person means, subject to Section 1.03, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Coverage Amount” means, at any time, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.
“Capital Coverage Amount Deficit” means, at any time, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.
“Capital Tranche” means specified portions of Capital outstanding as follows: (a) all Capital (or portions thereof) for which the applicable Yield Rate is determined by reference to Daily 1M SOFR shall constitute one Borrowing Tranche, (b) all Capital (or portions thereof) for which the applicable Yield Rate is determined by reference to Base Rate shall constitute one Borrowing Tranche, and (c) all Capital for which the applicable Yield Rate is determined by reference to the Term SOFR Rate with the same Yield Period shall constitute one Capital Tranche.
“CCP” has the meaning set forth in Section 7.01(cc)(iii).
“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as such form may be amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.
“Change in Control” means the occurrence of any of the following:
(a)    Labcorp ceases to own, directly, 100% of the Equity Interests of the Seller free and clear of all Adverse Claims;
(b)    any Subordinated Loan ceases to be 100% owned (beneficially and of record) by an Originator free and clear of all Adverse Claims;
(c)    the Parent ceases to own, directly or indirectly, 100% of the Equity Interests of the Seller, Servicer or any Originator; or

(d)    (i) any person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) shall own, directly or indirectly, beneficially or of record, Equity Interests representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, or (ii) a majority of the seats (other than vacant seats) on the board of directors of the Parent shall at any time cease to be occupied by persons (x) who were members of the board of directors of the Parent on May 17, 2024, (y) who were nominated or elected to the board of directors, or whose nomination or election was approved, by individuals referred to in clause (x) constituting at the time of such election, nomination or approval at least a majority of the members of the board of directors or (z) who were nominated or elected to the board of directors, or whose nomination or election was approved, by individuals referred to in clauses (x) and (y) above constituting at the time of such election, nomination or approval at least a majority of the board of directors.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“CIP Regulations” has the meaning set forth in Section 10.11.
“Closing Date” means August 23, 2024.
“CMS” means Centers for Medicare & Medicaid Services, a federal agency within the United States Department of Health and Human Services.
“CMS Receivable” means any Receivable that arises under Medicare, TRICARE or a Medicaid program.
“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of an Originator) and maintained at a bank or other financial institution acting as a Collection Account Bank for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Seller-Related Party or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Purchaser, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Investments and Loans, on a combined basis, as set forth on Schedule I, as such Commitment is thereafter assigned or modified in accordance with this Agreement. If the context so requires, “Commitment” also refers to a Purchaser’s obligation to make Investments or Loans hereunder in accordance with this Agreement.
“Committed Purchaser” means each Purchaser that has a Commitment and each other Purchaser that is not a Conduit Purchaser. As of the Closing Date, the sole Committed Purchaser is PNC.
“Communications” has the meaning set forth in Section 12.03(d).
“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, and the U.S. Department of the Treasury and its Office of Foreign Assets Control; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions with respect to the conduct of a Covered Entity.
“Concentration Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Concentration Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Concentration Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.
“Concentration Account Bank” means any of the banks or other financial institutions holding one or more Concentration Accounts.
“Concentration Percentage” means (a) for any Group A Obligor, 12.50%, (b) for any Group B Obligor, 10.00%, (c) for any Group C Obligor, 7.50% and (d) for any Group D Obligor, 5.00%.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors, and (c) the sum of the largest Obligor Percentage of the Group B Obligors.
“Conduit Purchaser” means each multi-seller asset-backed commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser” with the prior written agreement of such Conduit Purchaser, its Related Committed Purchaser, the Seller and the Administrative Agent; provided, however, that no Purchaser (even if such Purchaser is a multi-seller asset-backed commercial paper conduit) that has a Commitment shall constitute a Conduit Purchaser. As of the Closing Date, there are no Conduit Purchasers.
“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” the definition of “U.S. Governmental Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing or investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Seller) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Seller) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Affiliate” means, with respect to a specified Person, its Affiliates with which such Person shares consolidated financial statements.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) each Seller-Related Party and each of its respective Subsidiaries, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above.
“CP Issuer” means, with respect to any Conduit Purchaser, any other Person which, in the ordinary course of its business, issues commercial paper notes, the proceeds of which commercial paper notes are made available to such Conduit Purchaser to fund such Conduit Purchaser’s business and activities (including, investments in, or loans secured by, accounts receivable and other financial assets).
“CP Notes” means short-term promissory notes (including asset-backed commercial paper) issued, or to be issued, by any Conduit Purchaser (or its related CP Issuer) to fund its business and activities (including, investments in, or loans secured by, accounts receivable and other financial assets).
“Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of April 30, 2021, among Labcorp, as the borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wells Fargo Bank, National Association, as syndication agent and letter of credit issuer, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., KeyBank National Association, MUFG Bank, LTD., PNC Bank, National Association, TD Bank, N.A., and U.S. Bank National Association, as documentation agents, and the other lenders party thereto, BofA Securities, Inc., and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers, as amended by Amendment No. 1 dated as of January 13, 2023.
“Credit and Collection Policy” means the receivables credit and collection policies and practices of the Originators as in effect on the Closing Date, a copy of which was delivered to the Administrative Agent as an attachment to the Servicer’s officer certificate, as modified in compliance with this Agreement.
“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.
“Days Past Invoice” means, for any Receivable at any time, the number of calendar days elapsed since such Receivable was billed or invoiced to the applicable Obligor by the Servicer or the applicable Originator.
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the aggregate Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Collections” has the meaning set forth in Section 3.01(d)(ii).
“Default Performance Trigger Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the product of (i) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, multiplied by (ii) the percentage equal to 100% by (b) the Net Monthly Originations for the Fiscal Month that occurred eight (8) Fiscal Months before the Fiscal Month for which the Default Performance Trigger Ratio is being calculated.
“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the product of (i) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, multiplied by (ii) the percentage equal to 100% minus the Recovery Rate, by (b) the Net Monthly Originations for the Fiscal Month that occurred eight (8) Fiscal Months before the Fiscal Month for which the Default Ratio is being calculated.

“Defaulted Receivable” means a Receivable (without duplication):
(a)    as to which any payment, or part thereof, remains unpaid for more than 241 (two hundred forty one) Days Past Invoice;
(b)    as to which a Relief Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;
(c)    that has been written off the applicable Originator’s or the Seller’s books as uncollectible; or
(d)    that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Seller’s books as uncollectible;
provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Defaulting Purchaser” means, subject to Section 2.07(b), any Purchaser that (a) has failed to (i) fund all or any portion of its Investments or Loans within two (2) Business Days of the date such Investments or Loans were required to be funded hereunder unless such Purchaser notifies the Administrative Agent and the Seller in writing that such failure is the result of such Purchaser’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Seller or the Administrative Agent in writing that it does not intend or expect to comply with any of its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Purchaser’s obligation to fund an Investment or Loan hereunder and states that such position is based on such Purchaser’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Seller, to confirm in writing to the Administrative Agent and the Seller that it will comply with its prospective funding obligations hereunder and is financially able to meet such obligations (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Seller), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.07(b)) upon delivery of written notice of such determination to the Seller and each Purchaser.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 211 (two hundred eleven) Days Past Invoice; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Dilution” has the meaning set forth in Section 3.01(d)(i).
“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the Net Monthly Originations for such Fiscal Month, by (b) the Adjusted Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than ten (10) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of Dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.
“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Dilution during such Fiscal Month, by (b) Net Monthly Originations for the two (2) prior Fiscal Months.
“Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (x) 2.00 times the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months and (y) the Dilution Volatility Component.
“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)    the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by
(b)    the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months divided by (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months.
“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).
“Eligible Receivable” means, at any time, a Pool Receivable:
(a)    the Obligor of which is: (i) a U.S. Obligor; (ii) not an Official Body (other than a U.S. federal, state or local Official Body); (iii) not a Sanctioned Person; (iv) not an Affiliate of any Seller-Related Party; (v) not the Obligor with respect to Delinquent

Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; and (vi) not a material supplier to any Originator or a Consolidated Affiliate of a material supplier;
(b)    for which a Relief Proceeding shall not have occurred and be continuing with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;
(c)    that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box, Collection Account or Concentration Account in the United States of America;
(d)    that the original invoice and any subsequent invoice(s) are payable on demand or does not specify a due date which is more than ninety (90) days past the applicable invoice issue date;
(e)    that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;
(f)    that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law, and (iv) the payments thereunder are free and clear of any Taxes, including withholding Taxes or deductions, or Other Taxes;
(g)    that has been transferred by an Originator to the Seller pursuant to the Transfer Agreement with respect to which transfer all conditions precedent under the Transfer Agreement have been met;
(h)    that, together with the Contract related thereto, conforms in all material respects with all applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
(i)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Official Body or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Transfer Agreement have been duly obtained, effected or given and are in full force and effect;

(j)    that is not subject to any existing dispute, claim, litigation, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim (other than Permitted Adverse Claims and rights to reduction of the Outstanding Balance to the extent reflected in the Initial Valuation Adjustment and/or Specifically Reserved Dilution Amount), and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable; provided, however, that if such dispute, litigation, right of rescission, set-off, counterclaim, other defense or Adverse Claim affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected;
(k)    that satisfies the applicable requirements of the Credit and Collection Policy in all material respects;
(l)    that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02;
(m)    in which the Seller owns good and marketable title, free and clear of any Adverse Claims other than Permitted Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Official Body);
(n)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim; provided, the Administrative Agent shall not be required to have a perfected security interest in any Collection Account;
(o)    that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);
(p)    that is neither a Defaulted Receivable nor a Delinquent Receivable;
(q)    for which no Seller-Related Party has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable; provided that only the portion of such Receivable in an amount equal to such offset or netting arrangements shall be ineligible;
(r)    that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Seller and the related goods or merchandise shall have been shipped and/or services performed other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to the performance of such additional services shall be excluded;

(s)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only and (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness;
(t)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(u)    for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;
(v)    for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible;
(w)    that, if such Receivable is an Unbilled Receivable, such Receivable is an Eligible Unbilled Receivable; and
(x)    if such Receivable is a Patient-Pay Receivable, such Patient-Pay Receivable is classified by any Seller-Related Party as the deductible, co-pay or similar patient-payable portion of such Receivable pursuant to the terms of the applicable Obligor’s health insurance policy that covers the goods or services giving rise to such Receivable.
“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable for which (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) not more than thirty (30) days have expired since the date such Unbilled Receivable arose.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Servicer, Seller or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Servicer, Seller or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan endangered or in critical status within the meaning of Sections 430, 431, and 432 of the Code or Sections 303, 304 and 305 of ERISA, in each case as applicable, or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Servicer, Seller or any member of the ERISA Group.
“ERISA Group” means, at any time, the Servicer, the Seller and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Servicer or the Seller, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 10.13.
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.13.
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.13.
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.13.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Section 9.01.
“Excess Concentration” means the sum of the following amounts, without duplication:
(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(b)    the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Receivables that constitute Patient-Pay Receivables, over (y) the product of (A) 20.00%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(c)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than one hundred twenty-one (121) Days Past Invoice but less than one hundred fifty (150) Days Past Invoice, over (ii) the product of (x) 20.00%, multiplied by (y) the Net Monthly Originations for the fourth (4th) most recently-ended Fiscal Month; plus
(d)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than one hundred fifty one (151) Days Past Invoice but less than one hundred eighty (180) Days Past Invoice, over (ii) the product of (x) 15.00%, multiplied by (y) the Net Monthly Originations for the fifth (5th) most recently-ended Fiscal Month; plus
(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than one hundred eighty-one (181) Days Past Invoice but less than two hundred ten (210) Days Past Invoice, over (ii) the product of (x) 10.00%, multiplied by (y) the Net Monthly Originations for the sixth (6th) most recently-ended Fiscal Month; plus
(f)    the excess (if any) of (x) the aggregate Outstanding Balance of the Eligible Receivables that constitute Eligible Unbilled Receivables, over (y) the product of (A) 5.00%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(g)    the excess (if any) of (x) the aggregate Outstanding Balance of the Eligible Receivables that constitute CMS Receivables, over (y) the product of (A) 40.00%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded CMS Private Program Receivables” has the meaning set forth in Section 9.02(e).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Purchaser, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in an Investment, Loan or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in such Investment, Loan or Commitment (other than pursuant to an assignment request by the Seller under Section 4.04) or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 4.03, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(g), and (d) any U.S.

federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Seller to provide documentation or information to the IRS if required to do so).
“Exemption Period” means any period consisting of thirty (30) consecutive days.
“Exemption Period Notice” means a prior written notice requesting an Exemption Period.
“Facility Limit” means $300,000,000 as reduced from time to time pursuant to Section 2.03(e) or as increased from time to time pursuant to Section 2.03(g). References to the unused portion of the Facility Limit mean, at any time, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.04(a).
“Fees” has the meaning specified in Section 2.04(a).
“Final Maturity Date” means the earlier to occur of (a) the date that is sixty (60) days following the Scheduled Termination Date, and (b) the Termination Date unless such Termination Date occurs solely as a result of the Scheduled Termination Date’s occurrence.
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Yield have been paid in full, (ii) all other Seller Obligations shall have been paid in full, (iii) all other amounts owing to the Secured Parties hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Covenant” means the financial covenant set forth in Section 7.05 of the Credit Agreement as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, modification, waiver or termination thereof.
“Fiscal Month” means each calendar month.
“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Foreign Purchaser” means a Purchaser that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.
“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.
“Governmental Payor” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including, without limitation, Medicare and Medicaid.
“Group A Obligor,” “Group B Obligor” or “Group C Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) other than an Obligor of a CMS Receivable with:
(a)    a short-term rating of at least “A-1” (in the case of a Group A Obligor), “A-2” (in the case of a Group B Obligor) or “A-3” (in the case of a Group C Obligor), in any case, by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” (in the case of a Group A Obligor), “BBB+” (in the case of a Group B Obligor) or “BBB-” (in the case of a Group C Obligor), in any case, or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and
(b)    a short-term rating of at least “P-1” (in the case of a Group A Obligor), “P-2” (in the case of a Group B Obligor) or “P-3” (in the case of a Group C Obligor), in any case, by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “A1” (in the case of a Group A Obligor), “Baa1” (in the case of a Group B Obligor) or “Baa3” (in the case of a Group C Obligor), in any case, or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities;
provided, however, if such Obligor is rated by only one of S&P or Moody’s, then such Obligor will be a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) has split ratings from S&P and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have only the lower of the two ratings for the purpose of determining whether such Obligor satisfies clause (a) or (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) shall be deemed to be a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) and shall be aggregated with its parent Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” for such Obligors, unless such Subsidiary Obligor separately satisfies the definition of Group A Obligor, Group B Obligor or Group C Obligor (as the case may be), in which case such Obligor shall be separately treated as a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be), as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are also Obligors.
“Group D Obligor” means any Obligor (other than an Obligor of a CMS Receivable) that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is unrated by both Moody’s and S&P shall be a Group D Obligor.
“Guaranteed Obligations” has the meaning set forth in Section 2.09(a).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Health Care Laws” means, to the extent applicable to the business of each Seller-Related Party, all applicable Laws relating to (a) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code); (b) Governmental Payors or other Third Party Payor Programs; (c) the licensure or regulation of health care providers, suppliers, professionals or facilities; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional health care entities; (j) fee-splitting prohibitions; (k) laws regulating the provision of free or discounted care or services; (l) the requirements of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and implementing regulations and the

Food and Drug Administration (the “FDA”) requirements promulgated thereunder, and all other Laws governing the handling, storing, controlling, holding, administering and/or prescribing regulated pharmaceutical products; and (m) The Clinical Laboratory Improvements Act of 1988, 42 U.S.C. section 263(a) et seq. as amended, implementing regulations from the CMS requirements promulgated thereunder, and corresponding state statutes and regulations.
“Health Care Permits” means any and all Permits and/or licenses required under applicable Health Care Laws.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition until such adjustment or earnout becomes due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person to make contingent cash payments in respect of any acquisition, to the extent such obligations are or are required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP and (k) Attributable Indebtedness of Securitization Transactions and Synthetic Leases; provided, that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller or (iii) any obligations under a Receivables Purchase Transaction (to the extent such obligations are not or are not required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Seller-Related Party under any Transaction Document and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
“Independent Director” has the meaning set forth in Section 7.03(c).
“Information” has the meaning set forth in Section 12.08.
“Initial Valuation Adjustment” means, at any time with respect to any Receivable(s), the aggregate amount, determined in accordance with the Seller-Related Parties’ customary practices, the terms of the related Contracts, historical collection experience, the Credit and Collection Policy, reimbursement rates and GAAP, equal to the difference of (a) the aggregate gross Outstanding Balance of such Receivable(s), minus (b) the portion of such aggregate gross Outstanding Balance which the Seller-Related Parties are entitled and reasonably expect to collect from the related Obligors after giving effect to expected rebates, incentives and similar credits, deductions or reductions with respect to such Receivable(s).
“Intended Tax Treatment” has the meaning set forth in Section 12.11.
“Investment” means any payment of Capital by a Purchaser to the Seller pursuant to Section 2.01(a).
“Investment Capital” means all Capital attributable to Investments (rather than to Loans).
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“Investment / Loan Request” means a letter in substantially the form of Exhibit A hereto delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.03(a).
“IRS” means the United States Internal Revenue Service.
“Labcorp” has the meaning set forth in the preamble to this Agreement.
“Labcorp Competitor” means any competitor of the Parent or its Subsidiaries that directly or indirectly is engaged in the same or a similar line of business as the Parent or any of its Subsidiaries, including without limitation, any company in the clinical laboratory and diagnostic industry; provided, however, that “Labcorp Competitor” shall not include any bank or other financial institution.
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, in each case, of any Official Body, foreign or domestic.
“LCR Security” means any commercial paper or security (other than equity securities issued to any Person that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“Lending Office” means, as to the Administrative Agent or any Purchaser, the office or offices of such Person described as such in such Purchaser’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Seller and the Administrative Agent.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank or Concentration Account Bank for any Seller-Related Party or any Affiliate thereof and linked to any Collection Account or Concentration Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, a Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s interests hereunder.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to a Conduit Purchaser pursuant to a Liquidity Agreement.
“LLC Division” means, in the event a Person is a limited liability company, (a) the division of such Person into two or more newly formed limited liability companies (whether or not such Person is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.
“Loan” means any loan made by a Purchaser pursuant to Section 2.02.
“Loan Capital” means all Capital attributable to Loans (rather than to Investments).
“Lock-Box” means each locked postal box with respect to any Collection Account for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Loss Horizon Ratio” means, at any time, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a)    (i) the aggregate Net Monthly Originations for the four (4) most recently ended Fiscal Months, plus (ii) 45.00% of the Net Monthly Originations for the fifth (5th) most recently ended Fiscal Month; by
(b)    the Adjusted Net Receivables Pool Balance as of such date.
“Loss Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) 2.00, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to both (i) the Seller-Related Parties (other than the Seller), taken as a whole, and (ii) the Seller, individually) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)    financial condition, results of operations or business of such Person;
(b)    the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)    the validity or enforceability of this Agreement or any other Transaction Document;
(d)    the validity, enforceability, value or collectability of any material portion of the Supporting Assets;
(e)    the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Supporting Assets; or
(f)    the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its interest in the Supporting Assets.
“Maximum Facility Limit Increase” has the meaning set forth in Section 2.03(g).
“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules and regulations pertaining to such program including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules and regulations in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules or regulations pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all laws, rules and regulations of all Official Bodies promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Minimum Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.
“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 75.00%, times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time; provided that, if the Seller (or the Servicer on behalf of the Seller) delivers to the Administrative Agent an Exemption Period Notice five (5) Business Days prior to the proposed date for the beginning of the Exemption Period and the Seller has not requested an Exemption Period within the last twelve (12) months as of the delivery of such Exemption Period Notice, the Administrative Agent shall deem the Minimum Funding Threshold to be zero during such Exemption Period.
“Monthly Report” means a report regarding the Pool Receivables and the transactions contemplated hereby, substantially in the form of Exhibit E.
“Monthly Settlement Date” means the twenty-seventh (27th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Servicer, Seller or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions or with respect to which the Servicer, Seller or any member of the ERISA Group has any liability
“Net Monthly Originations” means, for any Fiscal Month, the amount equal to (a) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during such Fiscal Month, minus (b) the aggregate Initial Valuation Adjustments for all such Pool Receivables.
“Net Receivables Pool Balance” means, at any time: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration, minus (c) the Specifically Reserved Dilution Amount.
“Non-Consenting Purchaser” means any Purchaser that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Purchasers in accordance with the terms of Section 12.01 and (b) has been approved by the Required Purchasers.
“Non-Defaulting Purchaser” means, at any time, each Purchaser that is not a Defaulting Purchaser at such time.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Consolidated Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Consolidated Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Originator” means each Person from time to time party to the Transfer Agreement as an “Originator” thereunder.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment, Loan or Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.04).
“Outstanding Balance” means, at any time, with respect to any Receivable, the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New

York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.
“Parent” means Labcorp Holdings Inc., a Delaware corporation.
“Parent Group” has the meaning set forth in Section 7.03(c).
“Participant” has the meaning set forth in Section 12.06(e).
“Participant Register” has the meaning set forth in Section 12.06(e).
“Patient-Pay Receivable” means any Receivable, the Obligor of which is a natural person (and, for the avoidance of doubt, such Obligor is not a health insurance company, Medicare, TRICARE or a Medicaid program).
“Payment Recipient” has the meaning assigned to it in Section 10.13.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) with respect to which Servicer, Seller or any member of the ERISA Group may have any liability.
“Performance Guarantor” means the Parent.
“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Permitted Adverse Claim” means (a) any inchoate liens for current taxes, assessments and governmental charges or levies not yet due and payable or for which the validity or amount thereof is being contested in good faith by appropriate proceedings and as to which adequate reserves are set aside in accordance with GAAP, but only so long as foreclosure with respect to such lien is not imminent and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings, and (b) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash or instruments on Collection Accounts and Concentration Accounts to the extent such liens are permitted or specified in the applicable Account Control Agreement or other documents delivered to the Administrative Agent.
“Permits” means, with respect to any Person, any permit, approval, consent, authorization, license, registration, accreditation, certificate, certification, certificate of need, grant, franchise, variance or permission from, any Official Body and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Linked Account” means each Collection Account, each Concentration Account and each account identified as a Permitted Linked Account on Schedule II.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.
“PINACLE” means PNC’s PINACLE® auto-advance service or any similar or replacement electronic loan administration service implemented by PNC.
“PINACLE Agreement” means a separate written agreement between Seller and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchaser Party” means each Purchaser, the Structuring Agent and the Administrative Agent.

“Purchasers” means the financial institutions named on Schedule I and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Purchaser.
“Qualified Acquisition” shall (along with each defined term constituting a component thereof) have the meaning assigned to such term in the Credit Agreement as in effect on the Closing Date without giving effect to any subsequent amendment, restatement, waiver or supplement thereof or thereto unless (a) such amendment, restatement, waiver or supplement is consented to by the Administrative Agent in writing, or (b) the Administrative Agent (or an Affiliate thereof) is a lender under the Credit Agreement on or after the date of such amendment, restatement, waiver or supplement thereof.
“Rating Agency” means each of S&P, Fitch and Moody’s (and/or each other nationally recognized statistical rating organization then rating the CP Notes of any Conduit Purchaser).
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Seller (as assignee of an Originator) or the Administrative Agent (on behalf of the Purchasers and as assignee of the Seller), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered by or on behalf of the Originator, and includes the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Transfer Agreement (including both Sold Receivables and Unsold Receivables).
“Receivables Purchase Transaction” means an arrangement whereby the Parent or any of its Subsidiaries (including a special purpose subsidiary) sells, on a non-recourse basis, except to the extent customary in a “true sale” arrangement, its accounts receivable in connection with the collection of such accounts receivable in the ordinary course of business.
“Recipient” means (a) the Administrative Agent and (b) any Purchaser, as applicable.
“Recovery Rate” means 35.00%. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables, the Recovery Rate may be adjusted by the Administrative Agent in its reasonable discretion upon not less than thirty days’ prior notice to the Seller to better reflect the rate of recovery on Defaulted Receivables.
“Reduction Notice” means a letter in substantially the form of Exhibit B hereto delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.03(d).
“Register” has the meaning set forth in Section 12.06(d).

“Related Committed Purchaser” means, with respect to any Conduit Purchaser, the Committed Purchaser specified as its Related Committed Purchaser in this Agreement or in the agreement pursuant to which such Committed Purchaser became a party hereto in such capacity with the written agreement of such Conduit Purchaser, such Committed Purchaser, the Seller and the Administrative Agent.
“Related Conduit Purchaser” means, with respect to any Committed Purchaser, the Conduit Purchaser (if any) for which it is a Related Committed Purchaser.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Related Rights” has the meaning set forth in the Transfer Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(e)    all books and records of the Seller and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Concentration Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);
(f)    all of the Seller’s rights, interests and claims under the Transfer Agreement and the other Transaction Documents; and
(g)    all Collections and other proceeds (as defined in the UCC) of such Receivable or any of the foregoing.
“Release” has the meaning set forth in Section 3.01(a).

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Person in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
“Removal Effective Date” has the meaning set forth in Section 10.06(b).
“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, monetarily penalized or the subject of an assessment for a monetary penalty, by, or enters into a settlement with an Official Body in connection with any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (b) any Covered Entity has caused the Purchasers or the Administrative Agent to violate or be in violation of any Sanctions or Anti-Corruption Law; or (c) any Receivable, Related Security or Collections becomes Blocked Property.
“Required Capital Amount” means, at any time, the product of 10.00% and the Facility Limit.
“Required Purchasers” means:
(a)    if there exists fewer than three (3) Purchasers, all Purchasers (other than any Defaulting Purchaser); and
(b)    if there exist three (3) or more Purchasers, Purchasers (other than any Defaulting Purchaser) having more than 50% of the aggregate amount of the Commitments of the Purchasers (excluding any Defaulting Purchaser) or, after termination of the Commitments, the outstanding Capital of the Purchasers (excluding any Defaulting Purchaser).
“Resignation Effective Date” has the meaning set forth in Section 10.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payments” has the meaning set forth in Section 7.01(r).
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.
“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject of comprehensive U.S. sanctions (as of the Closing Date, Cuba, Iran, North Korea,

Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any Sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United States Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Department of Foreign Affairs and Trade or the Minister of Foreign Affairs of Australia, the Hong Kong Monetary Authority, the government of Canada or any agency of any of the foregoing.
“Scheduled Termination Date” means August 23, 2027.
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.
“Securities Act” means the Securities Act of 1933.
“Securitization Transaction” means, with respect to any Person, any financing arrangement under which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a trust, partnership, corporation, limited liability company or other entity (which may be a special purpose subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be a special purpose subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment; provided, that a Receivables Purchase Transaction shall not constitute a Securitization Transaction.
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Collateral” has the meaning set forth in Section 2.10(a).
“Seller Guaranty” has the meaning set forth in Section 2.09(a).
“Seller Indemnified Amounts” has the meaning set forth in Section 11.02.
“Seller Indemnified Party” has the meaning set forth in Section 11.02.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Secured Party, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include all Capital and Yield, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, yield, fees and other obligations that accrue after the commencement of any Relief Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).
“Seller-Related Party” means each of the Seller, the Servicer, the Performance Guarantor, the Parent, the Originators and any other Affiliate of the Parent from time to time party to any Transaction Document.
“Seller’s Net Worth” means, at any time, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Loans at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Loans at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.
“Servicer” means Labcorp.
“Servicer Indemnified Amounts” has the meaning set forth in Section 11.03.
“Servicer Indemnified Party” has the meaning set forth in Section 11.03.
“Servicing Fee” means the fee referred to in Section 8.06(a).
“Servicing Fee Rate” means 1.00% per annum.
“Settlement Date” means (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, each Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (it being understood that the Administrative Agent may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” means ten basis points (0.10%).
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).
“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) all Pool Receivables specified from time to time as “Sold Receivables” on the Investment / Loan Requests delivered with respect to all Investments made hereunder and (ii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 3.01(a).
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specifically Reserved Dilution Amount” means, at any time, the aggregate amount of reserves or liabilities (including in respect of Initial Valuation Adjustments) set forth on the balance sheet and books and records of the Seller-Related Parties related to, or in anticipation of, contractual discounts, customer rebates, incentives and similar credits, deductions or reductions with respect to Pool Receivables, in each case, (i) determined in accordance with the Seller-Related Parties’ customary practices, the terms of the related Contracts, historical collection experience, the Credit and Collection Policy, reimbursement rates and GAAP and (ii) only to the extent such amounts have not been applied at such time to reduce the Outstanding Balance of the affected Pool Receivables at such time.
“Statements” has the meaning set forth in Section 6.01(gg).
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Sub-Servicer” has the meaning set forth in Section 8.01(d).
“Subordinated Loan” has the meaning set forth in the Transfer Agreement.
“Subordinated Loan Agreement” has the meaning set forth in the Transfer Agreement.
“Subsidiary” means, as to any Person, any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b)  which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries.
“Supporting Assets” means all Sold Assets and all Seller Collateral.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the Facility Limit is terminated in whole pursuant to Section 2.03(e), and (c) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.02 .
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Yield Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a term of one month, as such rate is published by the Term SOFR Administrator, on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Third Party Payor” means any Governmental Payor, private insurers, managed care plans, self-funded employer group offering health benefits and/or a licensed third-party administrator serving a self-funded health benefits program, and any other person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.
“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Seller-Related Party or any Subsidiary of a Seller-Related Party participates, including any federal or state grant programs.
“Threshold Amount” means $200,000,000.
“Total Debt” shall (along with each defined term constituting a component thereof) have the meaning assigned to such term in the Credit Agreement as in effect on the Closing Date without giving effect to any subsequent amendment, restatement, waiver or supplement thereof or thereto unless (a) such amendment, restatement, waiver or supplement is consented to by the Administrative Agent in writing, or (b) the Administrative Agent (or an Affiliate thereof) is a lender under the Credit Agreement on or after the date of such amendment, restatement, waiver or supplement thereof.
“Total Reserves” means, at any time, an amount equal to the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (b) the Net Receivables Pool Balance at such time.
“Transaction Documents” means this Agreement, the Transfer Agreement, the Account Control Agreements, each Fee Letter, each Subordinated Loan Agreement, the Performance Guaranty, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.
“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any CP Notes, or monitoring such rating, including information in connection with the Seller, the Originators, the Servicer, the Receivables or the transactions contemplated hereby.
“Transfer Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller.
“Transfer Termination Event” means (a) any Originator’s delivery of a notice contemplated by Section 1.4(b) of the Transfer Agreement, or (b) the occurrence of any event or circumstance (including the occurrence of the “Sale and Contribution Termination Date” under the Transfer Agreement) that causes any Originator to cease selling or contributing Receivables originated by it to the Seller thereunder; provided, however, that an Originator ceasing to be a party to a Transfer Agreement with the prior written consent of the Seller and the Administrative Agent shall not constitute a Transfer Termination Event.
“TRICARE” means a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Defense Health Agency pursuant to 10 U.S.C. §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in

10 U.S.C. §§ 1071-1106 or elsewhere) affecting such program and (b) all applicable provisions of all rules, regulations, orders, and requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.
“Undrawn Fee” has the meaning set forth in the Fee Letters.
“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(g)(ii)(2)(III).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.

“Withholding Agent” means any Seller-Related Party and the Administrative Agent.
“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield” means, for any Capital, the amount of interest or yield accrued on such Capital (or portion thereof) in accordance with this Agreement.
“Yield Period” means, with respect to any Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date such Capital is funded through an Investment or Loan hereunder (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (and including) the last day of the Fiscal Month in which such Investment or Loan occurred and (ii) thereafter, each period commencing on the first day of a Fiscal Month and ending on (and including) the last day of such Fiscal Month and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent or, in the absence of any such selection, each period determined pursuant to clause (a) above.
“Yield Rate” means, subject to Sections 2.04 and 2.05, for any day in any Yield Period for any Capital (or portion thereof):
(a)    if no Event of Default is then continuing and the Administrative Agent has not elected (in its sole discretion) for the Yield Rate for such Capital (or all Capital) to be determined pursuant to clause (b) below, the sum of (i) either (x) if the Seller has elected for such Capital to accrue interest by reference to the Term SOFR Rate during such Yield Period in accordance with Section 2.04(d)(i), the Term SOFR Rate for such Yield Period, or (y) in any other case (including if no such election has been made), Daily 1M SOFR, plus (ii) the SOFR Adjustment; or
(b)    if an Event of Default is then continuing and the Administrative Agent elects (in its sole discretion) for the Yield Rate for such Capital (or all Capital) to be determined pursuant to this clause (b), the greater of (x) the sum of the Daily 1M SOFR plus the SOFR Adjustment, and (y) the Base Rate (in either case, plus any additional margin or spread imposed pursuant to Section 2.04(f)).
For the avoidance of doubt, any election by the Administrative Agent pursuant to clause (b) above shall have immediate effect, and if any Capital is converted to, or deemed to be, a Base Rate Capital pursuant to the terms hereof, the Yield Rate for such Capital shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 2.04(f)).
“Yield Reserve Percentage” means at any time:
1.50 x DSO x (BR + SFR)
360
where:
BR    =    the Base Rate at such time;
DSO    =    the Days’ Sales Outstanding for the most recently ended Fiscal Month; and
SFR    =    the Servicing Fee Rate.
SECTION 1.02 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Transaction Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Transaction Document refer to this Agreement or such other Transaction Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Transaction Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Transaction Document, means this Agreement or such other Transaction Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time and references to any other agreement refer to that agreement as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Transaction Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Transaction Document are included for convenience and shall not affect the interpretation of this Agreement or such Transaction Document; and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

SECTION 1.03 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.01(gg); provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Seller-Related Parties in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Seller or the Required Purchasers shall so request, the Administrative Agent, the Purchasers and the Seller shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Seller shall provide to the Administrative Agent and the Purchasers financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation. For the avoidance of doubt, this Section 1.03 and any changes in GAAP or other accounting principles contemplated by this Section shall not affect or modify any computation or determination of the Days’ Sales Outstanding, Default Ratio, Default Performance Trigger Ratio, Delinquency Ratio, Dilution Ratio, Total Reserves or any input to, or component of, any of the foregoing.
SECTION 1.04 Benchmark Replacement Notification; Rates. Section 2.05(d) provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, the administration, submission or any other matter related to any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Seller or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Seller, any Purchaser or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
TERMS OF THE INVESTMENTS AND LOANS
SECTION 2.01 Purchase Facility.
(a)    Investments. Upon a request by the Seller pursuant to Section 2.03, and on the terms and subject to the conditions hereinafter set forth, the Committed Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make (or cause its Related Conduit Purchaser to make) payments of Capital to the Seller from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any such Investment if any applicable condition precedent set forth in Section 5.02 is not satisfied with respect to such Investment. No Conduit Purchaser shall have any obligation to fund or maintain any Investment (or portion thereof) at any time, and if any Conduit Purchaser declines or fails to fund any Investment (or portion thereof) requested of it (which any Conduit Purchaser may do in its sole discretion) and the conditions precedent to the funding of such Investment hereunder are satisfied, then such Conduit Purchaser’s Related Committed Purchaser shall fund such Investment (or the applicable portion thereof).
(b)    Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on each date on which an Investment or Release occurs, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Investment Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to the Sold Receivables and (iii) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.
(c)    Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that each transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Investment Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale (and not only a pledge for collateral security), and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d), 2.03(d) and 12.11). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section

2.03(d), 2.08, 2.09 or 2.10 or any rights, interests, liabilities or obligations of any party hereunder or under any other Transaction Document.
(d)    Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and/or such other Persons, as applicable.
(e)    Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in such Sold Receivables, and (ii) the Seller shall not select Sold Receivables in a manner that results in the aggregate Outstanding Balance of Sold Receivables exceeding the Aggregate Investment Capital. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to timely identify the Sold Receivables. The Seller and Servicer shall cause (i) all Sold Receivables to be identified on each Investment / Loan Request in accordance with Section 2.03(a) and (ii) the aggregate Outstanding Balance of each Obligor’s Sold Receivables to be identified on each Monthly Report delivered hereunder.
SECTION 2.02 Loan Facility. Upon a request by the Seller pursuant to Section 2.03, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make Loans to the Seller from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Purchaser be obligated to make any such Loan if any applicable condition precedent set forth in Section 5.02 is not satisfied with respect to such Loan. No Conduit Purchaser shall have any obligation to fund or maintain any Loan (or portion thereof) at any time, and if any Conduit Purchaser declines or fails to fund any Loan (or portion thereof) requested of it (which any Conduit Purchaser may do in its sole discretion) and the conditions precedent to the funding of such Loan hereunder are satisfied, then such Conduit Purchaser’s Related Committed Purchaser shall fund such Loan (or the applicable portion thereof).
SECTION 2.03 Making Investments and Loans; Repayment of Capital. (a) Each Investment or Loan hereunder shall be made at the written request of the Seller delivered to the Administrative Agent and each Purchaser in the form of an Investment / Loan Request attached hereto as Exhibit A; provided that, at any time when PNC (or an Affiliate thereof)  is both the Administrative Agent and the sole Purchaser hereunder and the Seller has entered into a PINACLE Agreement, then any request for an Investment or Loan made by the Seller using PINACLE shall constitute an Investment / Loan Request. Each Investment / Loan Request (1) shall be made by Seller no later than (x) in the case of an Investment / Loan Request made pursuant to PINACLE, 3:00 p.m. Eastern Time on the proposed date of such Investment or Loan, or (y) in the case of any other Investment / Loan Request, 11:00 a.m. Eastern Time on the proposed date of such Investment or Loan; provided that any Investment / Loan Request made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i)

whether the Seller is requesting an Investment or a Loan, (ii) the amount of Capital requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (iii) other than for an Investment / Loan Request made pursuant to PINACLE, the allocation of such amount among the Purchasers, which shall be ratable based on the Commitments, (iv) the account to which the proceeds of such Investment or Loan shall be distributed and (v) the date such requested Investment or Loan is to be made, which shall be a Business Day. If an Investment / Loan Request is deemed to have been made on the following Business Day pursuant to the parentheticals above and such Investment / Loan Request requests an Investment or Loan to be made prior to such following Business Day, such Investment / Loan Request shall be deemed to request that such Investment or Loan be made on such following Business Day.
(b)    On the date of each Investment or Loan specified in the applicable Investment / Loan Request, the Committed Purchasers (ratably in accordance with their respective Commitments) shall, upon satisfaction of the applicable conditions set forth in Section 5.02 and pursuant to the other conditions set forth herein, make (or cause their respective Related Conduit Purchasers, if any, to make) available to such account as may be designated by the Administrative Agent (for distribution by the Administrative Agent to the Seller) in same day funds an aggregate amount (which shall constitute the Capital of such Investment or Loan) equal to the amount of such Investment or Loan requested, at the account set forth in the related Investment / Loan Request. Each Purchaser shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Investment or Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Purchasers have made funds available to it for such purpose and subject to Section 5.02, fund such Investment or Loan to the Seller in U.S. Dollars and immediately available funds at the principal office prior to 1:00 p.m. Eastern Time, on the date of such Investment or Loan; provided that if any Purchaser fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Investment or Loan of such Purchaser on the date thereof, and such Purchaser shall be subject to the repayment obligation in Section 3.04(a).
(c)    Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to the Seller any funds in connection with any Investment or Loan shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investment or Loan is requested (it being understood, that no Purchaser, other than a Committed Purchaser with respect to its Related Conduit Purchaser, if any, shall be responsible for the failure of any other Purchaser to make funds available to the Seller in connection with any Investment or Loan hereunder).
(d)    The Seller shall repay in full the Aggregate Capital, together with all accrued and unpaid Yield, Fees and other Seller Obligations on the Final Maturity Date. Prior thereto, the Seller shall, on each Settlement Date and not later than two (2) Business Days after delivery of any Monthly Report that demonstrates the existence of a Capital Coverage Amount Deficit, make a prepayment of the outstanding Capital of the Purchasers to the extent required to eliminate any Capital Coverage Amount Deficit and as otherwise required under Section 3.01. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Purchasers (i) on any Business Day if, at such time (A) PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Purchaser hereunder, (B) the

Seller has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 4:00 p.m. Eastern Time on any day shall be deemed to have been made on the next occurring Business Day, or (ii) upon same-day written notice by delivering to the Administrative Agent and each Purchaser a Reduction Notice in the form attached hereto as Exhibit B no later than 12:00 p.m. Eastern Time on the proposed Business Day of such prepayment (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day); provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000, (ii) the Seller shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Funding Threshold and (iii) any accrued Yield and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date (to the extent such reduction date is not a Settlement Date); provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Capital Coverage Amount Deficit existing at such time to zero. All prepayments pursuant to this Section shall be accompanied by any associated indemnity payments due under Section 4.02. In connection with any repayment of Capital (whether mandatory or voluntary), the Seller shall notify the Administrative Agent and each Purchaser in writing (including in the related Reduction Notice) as to whether such repayment (or any portion thereof) shall be allocated to the repayment of Investment Capital or Loan Capital; provided, however, that (x) in the absence of such notification by the Seller, (A) the Administrative Agent may (but shall not be obligated to) in its discretion allocate any such repayment of Capital (or portion thereof) to the repayment of Investment Capital or Loan Capital, and such allocation by the Administrative Agent shall be conclusive and binding absent manifest error, and (B) if the Administrative Agent does not make such allocation, such repayment shall first be allocated to the repayment of Loan Capital until reduced to zero ($), and any remaining amount of such repayment shall then be allocated to the repayment of Investment Capital, and (y) repayments shall be allocated such that neither the Aggregate Investment Capital nor the Aggregate Loan Capital is reduced below zero ($0).
(e)     The Seller may, at any time upon (i) at least thirty (30) days’ prior written notice to the Administrative Agent and each Purchaser, terminate the Facility Limit in whole or (ii) at least five (5) Business Days’ prior written notice to the Administrative Agent and each Purchaser, ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and, unless terminated in whole, the Facility Limit shall in no event be reduced below $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced. If the Facility Limit is terminated in whole, the Commitment of each Purchaser shall be reduced to zero. All prepayments pursuant to this Section shall be accompanied by any associated indemnity payments due under Section 4.02.
(f)     In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser such that the Aggregate Capital of each Committed Purchaser, together the Capital of its Related Conduit Purchaser (if any), does not exceed such Committed Purchaser’s Commitment and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated indemnity payments due under Section 4.02. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any associated indemnity payments due under Section 4.02, by paying such amounts to the Purchasers.
(g)     So long as no Event of Default or Potential Default exists and is continuing, the Seller may, from time to time prior to the Termination Date, request to increase the Facility Limit (and corresponding Commitments of the Committed Purchasers) by an aggregate amount not to exceed $400,000,000 (the “Maximum Facility Limit Increase”), such that the Facility Limit (and aggregate Commitments) may equal, but shall not exceed, $700,000,000; provided, that each such request for an increase shall be in a minimum amount of $25,000,000, unless such request is for the full remaining amount of the Maximum Facility Limit Increase. The Seller shall make such request by written notice to the Administrative Agent and each Committed Purchaser, and in each such notice, the Seller shall specify (i) the aggregate amount of such increase in the Facility Limit, (ii) the amount (if any) by which each Committed Purchaser’s Commitment is requested to be increased, (iii) the identity of any Person proposed to be joined as a new Committed Purchaser party hereto and the amount such Person’s proposed new Commitment, (iv) the time period within which each Committed Purchaser is requested to respond to the Seller’s request (which shall not be less than ten (10) Business Days from the date such notice is delivered to the Administrative Agent and the Committed Purchasers), and (v) the proposed effective date of the requested increase (which shall not be less than ten (10) Business Days from the date such notice is delivered to the Administrative Agent and the Committed Purchasers). If PNC is a Committed Purchaser (and is not a Defaulting Purchaser) at the time of such request, the Seller shall request that PNC’s Commitment be increased such that PNC’s Commitment, expressed as a percentage of the Facility Limit, does not decrease as a result of the Seller’s requested increase in the Facility Limit, and PNC shall have the right (but no obligation) to increase its Commitment by such amount. If any Person is proposed to be joined as a new Committed Purchaser party hereto as contemplated by this clause (g), such joinder shall be subject to the consents required by Section 12.06 as if such joinder were an assignment of a Committed Purchaser’s Commitment and Capital, and no such joinder shall be permitted unless such Person is an Eligible Assignee. Each Committed Purchaser shall notify the Administrative Agent and the Seller within the applicable time period specified in the Seller’s notice as to whether or not such Committed Purchaser agrees, in its sole discretion, to accept the proposed increase (if any) in such Committed Purchaser’s Commitment; provided that, for the avoidance of doubt, no Committed Purchaser shall have any obligation to accept any such proposed increase in its Commitment. Any Committed Purchaser that does not respond within such time period shall be deemed to have declined to increase its Commitment, and its Commitment shall not be increased. In the event that a Committed Purchaser does not agree to increase its Commitment as requested by the Seller, the Seller may (in consultation with the Administrative Agent) request that any unaccepted portion of the requested increases in Commitments be allocated to one or more willing Committed Purchasers or other Person as agreed in writing among the Seller, the Administrative Agent and such willing Person (in each case, acting in such Person’s sole discretion). If the Facility Limit or any Committed Purchaser’s Commitment is increased pursuant to this clause (g), the parties hereto shall enter into such amendments or other documents reasonably requested by the Administrative Agent in order to document such increase, and as a condition precedent to any such increase, the Administrative Agent may, in its reasonable discretion and consistent in scope with similar deliverables provided by the Seller-Related Parties in connection with the execution and delivery of this Agreement on the Closing Date, require (w) resolutions of one or more Seller-Related Parties approving or consenting to such increase and authorizing the execution, delivery and performance of any related amendment to this Agreement, (x) relevant opinions of counsel of the Seller-Related Parties, (y) the payment of agreed-upon fees and (z) such other documents, certifications and agreements reasonably requested by the Administrative Agent. No Committed Purchaser’s Commitment shall be increased pursuant to this clause (g) if (x) the Termination Date has occurred, (y) a Potential Default or Event of Default has occurred and is continuing, or (z) if such Committed Purchaser has not agreed in writing to such increase.
SECTION 2.04 Yield and Fees.
(a)     Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01(a), pay to each Purchaser, the Administrative Agent, the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrative Agent, the Structuring Agent (each such fee letter agreement is collectively referred to herein as the “Fee Letter”); provided, however, that any Defaulting Purchaser’s right to receive Undrawn Fees shall be subject to the terms of Section 2.07.
All computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.
(b)     Yield and Fees. The Capital of each Purchaser shall accrue interest on each day when such Capital remains outstanding at the then-applicable Yield Rate for such Capital. The Seller shall pay all Yield and Fees accrued during each Yield Period on the first Settlement Date occurring after the end of such Yield Period in accordance with the terms and priorities for payment set forth in Section 3.01(a). For the avoidance of doubt, Yield accrued during each Yield Period shall be due and payable on the first Settlement Date after such Yield Period without regard to the availability of Collections for payment thereof.
(c)    Highest Lawful Rate. If at any time the designated rate of interest (including the Yield Rate for such purpose) applicable to any Purchaser’s Capital exceeds such Purchaser’s highest lawful rate, the rate of interest (including the Yield Rate for such purpose) on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.
(d)     Selection of Term SOFR Rate; Rate Quotations.
(i)     So long as no Event of Default is continuing, the Seller may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate Capital to accrue yield or interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR)

during any Yield Period; provided, however, that no such election shall be made for any Yield Period that does not commence on the first day of a Fiscal Month or for less than a full Yield Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than three (3) Business Days prior to the first day of the affected Yield Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than three (3) Capital Tranches would exist and (y) each Capital Tranche accruing interest by reference to the Term SOFR Rate shall not be less than $1,000,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, in the event of any conflict between the Seller’s election pursuant to this clause (i) and rate of interest applied pursuant to the definition of “Yield Rate,” the definition of “Yield Rate” shall control.
(ii)    The Seller may call the Administrative Agent on or before the date on which an Investment / Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchasers nor affect the rate of interest which thereafter is actually in effect when the election is made.
(e)    Conforming Changes Relating to Daily 1M SOFR and the Term SOFR Rate. With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrative Agent shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
(f)     Yield and Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Purchasers to the Administrative Agent:
(i)     Yield Rate. The Yield Rate applicable to any Capital shall be increased by 2.00% per annum;
(ii)     Other Obligations. Each other obligation (other than payments in respect of Subordinated Loan) of any Seller-Related Party hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.00% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full; and
(iii)     Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 2.04(f) reflects, among other things, the fact that such Capital or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such interest or yield shall be payable upon demand by Administrative Agent or (if earlier) on the first Settlement Date occurring after such interest or yield accrues.
SECTION 2.05    Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.
(a)     Unascertainable; Increased Costs. If, at any time:
(i)     the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or Daily 1M SOFR, as applicable, cannot be determined pursuant to the definition thereof; or
(ii)     any Purchaser determines that for any reason Daily 1M SOFR or the Term SOFR Rate does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchaser’s Capital during the applicable Yield Period or that Daily 1M SOFR does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchaser’s Capital, and such Purchaser has provided notice of such determination to the Administrative Agent;
then the Administrative Agent shall have the rights specified in Section 2.05(c).
(b)     Illegality. If at any time any Purchaser shall have determined or any Official Body shall have asserted that the making, maintenance or funding of any Capital (or an Investment or Loan thereof) accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate or the determination or charging of yield or interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 2.05(c).
(c)     Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 2.05(a), the Administrative Agent shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 2.05(b), such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.
Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrative Agent, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to, renew or continue any Capital accruing Yield by reference to Daily 1M SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Yield Rate or Yield Period) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
Upon a determination by the Administrative Agent under Section 2.05(a), (A) if the Seller has previously delivered an Investment / Loan Request for an affected Investment or Loan that has not yet been made, such Investment / Loan Request shall be deemed to request an Investment or Loan of Base Rate Capital, and (B) any outstanding affected Capital accruing yield or interest by reference to Daily 1M SOFR shall automatically be converted into Base Rate Capital and (C) any outstanding affected Capital accruing yield or interest by reference to the Term SOFR Rate shall be deemed to have been converted into Base Rate Capital at the end of the applicable Yield Period.
If any Purchaser notifies the Administrative Agent of a determination under Section 2.05(b) above, the Seller shall, subject to the Seller’s indemnification obligations under Section 4.02, as to any Capital of the Purchaser to which Daily 1M SOFR or the Term SOFR Rate applies, on the date specified in such notice either convert such Capital to Base Rate Capital or prepay such Capital. Absent due notice from the Seller of conversion or prepayment, such Capital shall automatically be converted to Base Rate Capital upon such specified date.
(d)     Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Required Purchasers.
(ii)     Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(iii)    Notices; Standards for Decisions and Determinations. The

Administrative Agent will promptly notify the Seller and the Purchasers of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 2.05(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 2.05(d).
(iv)     Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Daily 1M SOFR or the Term SOFR Rate, the Seller may revoke any pending request for an Investment or Loan accruing Yield based on such rate or conversion to or continuation of Capital accruing Yield based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for Base Rate Capital or conversion to Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)    Definitions. As used in this Section 2.05(d):
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark (a) is Daily 1M SOFR, one month, and (b) is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the Term SOFR Rate applicable to any Capital or the length of a yield or interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (iv) of this Section 2.05(d).
“Benchmark” means, initially, SOFR, Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and
(2)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark

Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate or a rate based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.05(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.05(d).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Daily 1M SOFR or the Term SOFR Rate, as applicable, or, if no floor is specified, zero.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a

committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
SECTION 2.06 Records of Investments and Loans. Each Purchaser shall record in its records, the date and amount of each Investment or Loan made by such the Purchaser hereunder, the interest or yield rate with respect thereto, the Yield accrued thereon and each repayment and payment thereof. Subject to Section 12.06(d), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations. Defaulting Purchasers.
SECTION 2.07 Defaulting Purchaser Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as such Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Purchasers.
(ii)    Defaulting Purchaser Waterfall. Any payment of capital, principal, interest, yield, fees or other amounts received by the Administrative Agent for the account of such Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Section 3.01(a) or otherwise) or received by the Administrative Agent from a Defaulting Purchaser pursuant to Section 9.02(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Purchaser to the Administrative Agent hereunder; second, as the Seller may request (so long as no Event of Default exists), to the funding of any Investment or Loan in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Seller, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Investments or Loans under this Agreement; fourth, to the payment of any amounts owing to the Purchasers as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Seller as a result of any judgment of a court of competent jurisdiction obtained by the Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; and sixth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of Capital of any Investments or Loans in respect of which such Defaulting Purchaser has not fully funded its appropriate share, and (y) such Investments or Loans were made at a time when the conditions specified in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Investments or Loans of all Non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Investments or Loans of such Defaulting Purchaser until such time as all Investments and Loans are held by the Purchasers pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.07(a)(ii) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Purchaser irrevocably consents hereto.
(iii)    Certain Fees. Notwithstanding anything to the contrary in the applicable Fee Letter, no Defaulting Purchaser shall be entitled to receive any Undrawn Fee accrued for any period during which that Purchaser is a Defaulting Purchaser (and the Seller shall not be required to pay any such Undrawn Fee that otherwise would have been required to have been paid to that Defaulting Purchaser).
(b)     Defaulting Purchaser Cure. If the Seller and the Administrative Agent agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein, that Purchaser will, to the extent applicable, purchase at par that portion of outstanding Capital of the other Purchasers or take such other actions as the Administrative Agent may determine to be necessary to cause the Aggregate Capital, Aggregate Investment Capital and Aggregate Loan Capital, in each case, to be held pro rata by the Purchasers in accordance with the Commitments, whereupon such Purchaser will cease to be a Defaulting Purchaser; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.
(c)    Termination of Defaulting Purchaser. The Seller may terminate the unused amount of the Commitment of any Defaulting Purchaser upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Purchasers thereof), and in such event the provisions of Section 2.07(a)(ii) will apply to all amounts thereafter paid by the Seller for the account of such Defaulting Purchaser under this Agreement (whether on account of Capital, principal, interest, Yield, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Seller, the Administrative Agent or any Purchaser may have against such Defaulting Purchaser.
SECTION 2.08 Security Interest on Sold Assets.
(a)     If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 12.11), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing first priority security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.
(b)     The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.
(c)    For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 2.08 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.10, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 2.08 or Section 2.10, and (iii) subject to the foregoing clauses (i) and (ii), this Section 2.08 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).
SECTION 2.09 Secured Guaranty by Seller.
(a)     Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and performance and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).
(b)    Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute, irrevocable, and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Official Body shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or the Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Purchaser Party, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Termination) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Supporting Assets, (F) any defenses, set-offs or counterclaims which any Purchaser Party or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.
(c)    Modifications. The Seller agrees that: (i) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (ii) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (iii) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) any Obligor, any Purchaser Party and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (v) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (vi) any deposit balance for the credit of any Obligor, any Purchaser Party or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
(d)    Waiver of Rights. The Seller expressly waives to the fullest extent permitted by applicable Law: (i) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (ii) presentment and demand for payment or performance of any of the Guaranteed Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (iv) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (v) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (vi) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, the Performance Guarantor or

any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (vii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (viii) any defense based upon any applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (ix) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (x) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (xi) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.
(e)    Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Section 2.09 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
(f)    Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

(g)    Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.
(h)    Inducement. The Purchasers have been induced to make the Investments and Loans under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.
SECTION 2.10    Security Interest.
(a)    To secure the prompt payment of the Investments, the Loans, the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations and the performance by the Seller of all the terms, covenants and agreements to be performed under this Agreement or any other Transaction Document, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) the Concentration Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Concentration Accounts and amounts on deposit therein, (iv) all Collections on deposit on each Collection Account, (v) all rights of the Seller under the Transfer Agreement; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.
(c)    Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(f)    For the avoidance of doubt, the grant of security interest pursuant to this Section 2.10 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.08.
SECTION 2.11 Authorization to File Financing Statements; Further Assurances. The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its ownership or security interest and lien on any of the Supporting Assets, or otherwise to give effect to the intent of Sections 2.01, 2.08, 2.09 and 2.10; provided, no action shall be required to be undertaken to perfect a security interest in any Collection Account.
1.ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 3.01 Settlement Procedures.
(a) So long as the Administrative Agent has not taken dominion and control of the Concentration Accounts, the Servicer shall set aside and hold in trust for the Administrative Agent, for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, while an Event of Default has occurred and is continuing, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and/or controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are actually received by the Servicer or the Seller or received in any Concentration Account, Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may (A) release to the Seller from Collections received on Seller Collateral the amount (if any) necessary to pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Transfer Agreement and (B) release to the Seller all or a portion of Collections received on Sold Assets in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Concentration Account, the Administrative Agent) shall distribute such Collections in the following order of priority:
(i) first, to the Servicer for the payment of all unpaid Servicing Fees accrued up to (but not including) such Settlement Date;

(ii) second, to the Administrative Agent for distribution to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), (w) all unpaid Yield accrued on such Purchaser’s Capital up to (but not including) such Settlement Date, (x) all unpaid Fees accrued up to (but not including) such Settlement Date, (y) any indemnity payments under Section 4.02 due to such Purchaser and other Purchaser Party, and (z) any additional amounts or indemnified amounts payable under Sections 4.03 and 11.01 in respect of such payments;
(iii) third, as set forth in clause (A), (B) or (C) below, as applicable:
(A) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Amount Deficit exists on such date, to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Amount Deficit to zero ($0);
(B) on and after the occurrence of the Termination Date, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser at such time; or
(C) prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.03(d), to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) payment of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);
(iv) fourth, to the Administrative Agent for distribution to the Secured Parties and Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Secured Parties and the Seller Indemnified Parties;
(v) fifth, to the Originators (ratably, based on the amount due and owing at such time), any payments of principal or interest then due under the Subordinated Loans; and
(vi) sixth, the balance, if any, to be paid to the Seller for its own account.
For the avoidance of doubt, the amounts payable at each level of priority above include all such amounts at such level of priority, whether attributable to Investments, Investment Capital, Loans or Loan Capital, on a pari passu basis.
To the extent payable in respect of Investment Capital or Yield, Fees or other amounts attributable to Investment Capital, amounts payable pursuant to each of clauses first through fifth above shall be paid (at each level of priority) first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Unsold Receivables and other Seller Collateral. To the extent payable in respect of Loan Capital or Yield, Fees or other amounts attributable to Loan Capital, amounts payable pursuant to each of clauses first through fifth above shall be paid (at each level of priority) first from available Collections on Unsold Receivables and other Seller Collateral, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Sold Receivables and other Sold Assets. Any such allocation of Collections at each level of priority pursuant to the foregoing two sentences of this paragraph shall be made by the Seller (or the Servicer on its behalf), and neither the Administrative Agent nor any Purchaser shall have any responsibility to make, or maintain records of, any such allocation. For the avoidance of doubt and notwithstanding anything to the contrary herein, nothing in this paragraph shall be construed to override or otherwise modify the priority of payments set forth in clauses (i) through (vi) above.
The Seller’s right to receive payments (if any) from time to time pursuant to clause sixth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Sold Asset and the Seller Collateral.
(b) Notwithstanding anything to the contrary set forth in this Section 3.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 3.01 except to the extent actually received by the Administrative Agent. All payments or distributions to be made by the Servicer, the Seller and any other Person to any Purchaser Party (or its respective related Secured Parties or Seller Indemnified Parties), shall be paid or distributed to the Administrative Agent for distribution to the applicable Purchaser at such account as such Purchaser has designated in writing to the Administrative Agent from time to time. Each Purchaser, upon its receipt in the applicable Purchaser’s account of any such payments or distributions, shall distribute such amounts to the applicable related Seller Indemnified Parties; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay each Purchaser, and each Purchaser shall pay such amounts to the applicable related Seller Indemnified Parties in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such related Person) among all such related Persons entitled to payment thereof. Each payment by the Servicer or the Seller to the Administrative Agent for the account of any Purchaser hereunder shall be deemed to constitute payment by the Servicer or the Seller directly to such Purchaser, provided, however, that in the event any such payment by the Servicer or the Seller is required to be returned to the Servicer or the Seller for any reason whatsoever, then the Servicer’s or the Seller’s obligation to such Purchaser with respect to such payment shall be deemed to be automatically reinstated. Additionally, each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.
(c) If and to the extent the Administrative Agent or any other Secured Party or Seller

Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Relief Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent or such Secured Party or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.
(d) For the purposes of this Section 3.01:
(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or cancelled as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Seller-Related Party or any Affiliate thereof (other than rights to reduction of the Outstanding Balance to the extent reflected in the Initial Valuation Adjustment and/or Specifically Reserved Dilution Amount) or (C) any setoff, counterclaim or dispute between any Seller-Related Party or any Affiliate thereof, and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in an amount equal to the positive difference between (A) such Pool Receivable’s Outstanding Balance prior to such reduction and (B) its Outstanding Balance after such reduction, and the Seller shall within two (2) Business Days pay to a Concentration Account or as otherwise directed by the Administrative Agent at such time, for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such reduction occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such reduction and (II) an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time and (y) if such reduction occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such reduction (Collections deemed to have been received pursuant to this Section 3.01(d)(i) are hereinafter sometimes referred to as “Dilution”);
(ii) f (A) any representation or warranty in Section 6.01 is not true with respect to any Pool Receivable at the time made or (B) any Receivable included in any Monthly Report as an Eligible Receivable or in any calculation of the Net Receivables Pool Balance as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion, then, in either case, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable’s Outstanding Balance in full, and the Seller shall within two (2) Business Days pay to a Concentration Account or as otherwise directed by the Administrative Agent at such time, for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such breach and (II) an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 3.01(d)(i) and 3.01(d)(ii), including any Dilution, are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
SECTION 3.02 Payments and Computations, Etc.
(a) All amounts to be paid by the Seller or the Servicer to any Secured Party hereunder shall be paid no later than 12:00 p.m. Eastern Time on the day when due in same day funds to the account so designated by the Administrative Agent.
(b) Each of the Seller and the Servicer shall, to the extent permitted by applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand; provided, that such amounts shall only be payable under this Section 3.02 to the extent not duplicative of amounts payable under Section 2.04(f).
(c) Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
SECTION 3.03 Sharing of Payments by Purchasers. If any Purchaser shall, by exercising any right of setoff, counterclaim or banker’s lien or any other right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest or yield on any of its Investments, Loans or Capital or other obligations hereunder resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of its Capital and accrued Yield thereon or other such obligations greater than the pro-rata share of the amount such Purchaser is entitled thereto, then the Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Investments or Loans (and related Capital) and such other obligations of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of Capital of and accrued Yield on their respective Investments, Loans and other amounts owing them, provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Purchaser or the holder making such purchase; and
(ii) the provisions of this Section 3.03 shall not be construed to apply to (x) any payment made by the Seller-Related Parties pursuant to and in accordance with the express terms of the Transaction Documents (including the application of funds arising from the existence of a Defaulting Purchaser) or (y) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Capital.
Each Seller-Related Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against each Seller-Related Party rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of each Seller-Related Party in the amount of such participation.
SECTION 3.04 Administrative Agent’s Clawback.
(a) Funding by Purchasers; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Purchaser, prior to the proposed date of any Investment or Loan, that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment or Loan, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment or Loan available to the Administrative Agent, then the applicable Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Purchaser, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Seller, the Yield Rate applicable to Base Rate Capitals. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If such Purchaser pays its share of the applicable Investment or Loan to the Administrative Agent, then the amount so paid shall constitute such Purchaser’s share included in such Investment or Loan. Any payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.
(b) Payments by Seller; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers hereunder that the Seller will not make such payment, the Administrative Agent may assume that the Seller has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST
SECTION 4.01 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser;
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Purchaser or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement, any Investments or any Loans made by such Purchaser or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Purchaser or such other Recipient of making, converting to, continuing or maintaining any Investment or Loan or of maintaining its obligation to make any such Investment or Loan, or to reduce the amount of any sum received or receivable by such Purchaser or other Recipient hereunder (whether of Capital, principal, interest, Yield or any other amount) then, upon request of such Purchaser or other Recipient, the Seller will pay to such Purchaser or other Recipient, as the case may be, such additional amount or amounts as will compensate such Purchaser or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based yield or interest rate to add (or otherwise account for) such reserve percentage.
(b) Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or any Lending Office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of this Agreement, the Commitments of such Purchaser or the Investments or Loans made by such Purchaser, to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy), then from time to time the Seller will pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller shall be conclusive absent manifest error. The Seller shall pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring ten (10) or more days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of such Purchaser’s right to demand such compensation, provided that the Seller shall not be required to compensate a Purchaser pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Purchaser notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 4.02 Indemnity for Funding Losses. In addition to the compensation or payments required by Section 4.01 or Section 4.03, the Seller shall indemnify each Purchaser against all liabilities, losses or expenses (excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Capital, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Purchaser sustains or incurs as a consequence of any:
(a) payment, prepayment, conversion or renewal of any Capital to which the Term SOFR Rate applies on a day other than a Monthly Settlement Date (whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due);
(b) attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Investment / Loan Request or notice relating to prepayments under Section 2.03(d) or failure by the Seller (for a reason other than the failure of such Purchaser to fund an Investment or Loan) to prepay, borrow, continue or convert any Capital on the date or in the amount notified by the Seller; or
(c) any assignment of Capital then accruing Yield based on the Term SOFR Rate on a day other than the last day of the Yield Period therefor as a result of a request by the Seller pursuant to Section 4.04.
If any Purchaser sustains or incurs any such loss or expense, it shall from time to time notify the Seller of the amount determined in good faith by such Purchaser (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Purchaser shall deem reasonable) to be necessary to indemnify such Purchaser for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Purchaser on the first Settlement Date occurring after such notice is given or, if such amount is payable due to clause (a) or (c) above, then on the date of such payment, prepayment, conversion, renewal or assignment so long as such notice has been given on or prior to such date.
SECTION 4.03 Taxes.
(a) [Reserved].
(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of a Seller-Related Party under any Transaction Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by a Seller-Related Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c) Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Official Body in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(d) Indemnification by the Seller. The Seller shall indemnify each Recipient, on the next Settlement Date occurring ten (10) or more days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body and (ii) without duplication, incremental Taxes suffered by a Recipient, paid on an after-Tax basis, that arise because an Investment or Loan or any Capital is not treated consistently with the Intended Tax Treatment (and any reasonable expenses arising out of, relating to, or resulting from the foregoing). A certificate as to the amount of such payment or liability delivered to the Seller by a Purchaser (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.
(e) Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that the Seller-Related Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of any Seller-Related Party to do so), (ii) any Taxes attributable to such Purchaser’s failure to comply with the provisions of Section 12.06(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by the Administrative Agent to the Purchaser from any other source against any amount due to the Administrative Agent under this Section 4.03(e).
(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to an Official Body pursuant to this Section 4.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g) Status of Purchasers.
(ii) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(g)(ii)(1), 4.03(g)(ii)(2) and 4.03(h)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.
(i) Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person:
(1) any Purchaser that is a U.S. Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;
(2) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Purchaser is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable); or
(IV)    to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(3) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made; and
1.1.1.1.1.1.if a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
(4) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 4.03(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other

Person.
(i) Survival. Each party’s obligations under this Section 4.03 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Commitments and the repayment, satisfaction or discharge of all Seller Obligations.
SECTION 4.04 Replacement of a Purchaser. If any Purchaser requests compensation under Section 4.01, or if the Seller is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Official Body for the account of any Purchaser pursuant to Section 4.03 and, in each case, such Purchaser has declined or is unable to designate a different lending office in accordance with Section 4.05, or if any Purchaser is a Defaulting Purchaser or a Non-Consenting Purchaser, then the Seller may, at its sole expense and effort, upon notice to such Purchaser and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.03) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided that:
(a) the Seller shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.06;
(b) such Purchaser shall have received payment of an amount equal to the outstanding Capital of its Investments and Loans, accrued Yield thereon, accrued Fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 4.02) from the assignee (to the extent of such outstanding Capital, principal and accrued interest, Yield and fees) or the Seller (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment will result in a reduction in such compensation or payments thereafter;
(d) such assignment does not conflict with applicable Law; and
(e) in the case of any assignment resulting from a Purchaser becoming a Non-Consenting Purchaser, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

SECTION 4.05 Designation of a Different Lending Office. If any Purchaser requests compensation under Section 4.01, or the Seller is or will be required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Official Body for the account of any Purchaser pursuant to Section 4.03, then such Purchaser shall (at the request of the Seller) use reasonable efforts to designate a different Lending Office for funding or booking its Investments or Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.03, as the case may be, in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.
ARTICLE V

CONDITIONS TO EFFECTIVENESS, INVESTMENTS AND LOANS
SECTION 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 5.02 Conditions Precedent to All Investments and Loans. Each Investment or Loan hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a) the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment / Loan Request for such Investment, in accordance with Section 2.03(a);
(b) the Servicer shall have delivered to the Administrative Agent and each Purchaser all Monthly Reports required to be delivered hereunder; and
(c) on the date of such Investment or Loan the following statements shall be true and correct (and upon the occurrence of such Investment or Loan, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i) the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Investment or Loan as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii) no Event of Default or Potential Default has occurred and is continuing, and no Event of Default or Potential Default would result from such Investment or Loan;

(iii) no Capital Coverage Amount Deficit exists or would exist after giving effect to such Investment or Loan;
(iv) immediately after giving effect to such Investment or Loan, no Purchaser’s aggregate outstanding Capital will exceed such Purchaser’s Commitment;

(v) the Termination Date has not occurred;
(vi) the Aggregate Capital equals or exceeds the Minimum Funding Threshold; and
(vii) the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Investment Capital.
SECTION 5.03 Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and indemnification payments under Section 4.02, in each case, through the date of such Release, (y) the amount of any Capital Coverage Amount Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;
(b) the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Transfer Agreement; and
(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i) the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii) no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;
(iii) no Capital Coverage Amount Deficit exists or would exist after giving effect to such Release; and
(iv) the Termination Date has not occurred.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.01 Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day that an Investment, Loan or Release shall have occurred:
(a) Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b) Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c) Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Supporting Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party has been duly authorized, validly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e) No Conflict or Violation. The execution, delivery and performance and consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which any Seller-Related Party is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Supporting Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.
(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened in writing, against the Seller before any Official Body and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Official Body that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Supporting Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Supporting Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
(g) Governmental Approvals. All authorizations, consents, orders and approvals of, or other actions by, any Official Body that are required to be obtained by the Seller in connection with the sale and/or grant of a security interest in the Supporting Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.
(h) Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).
(i) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.
(j) Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is located at the address set forth on Schedule III. The legal name of the Seller is Labcorp Receivables LLC.
(k) Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l) No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.
(m) Accuracy of Information. All Monthly Reports, Investment / Loan Requests, certificates, reports, statements, documents and other written information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and when taken as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Seller represents only that such information has been prepared in good faith based on assumptions believed by the Seller to be reasonable at the time of preparation.
(n) Sanctions. Each Covered Entity, and its directors and officers, and any employee, and, to the knowledge of such Covered Entity, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (iii) is not in violation of applicable Sanctions. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions. No Supporting Assets constitutes Blocked Property.
(o) Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of any Seller-related Party, any employee, agent, or affiliate when acting on behalf of such Covered Entity, is not in violation of applicable Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business in violation of Anti-Corruption Laws. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.
(p) Perfection Representations.
(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Supporting Assets which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Supporting Assets other than Permitted Adverse Claims; provided no security interest shall be required to be perfected against any Collection Account.
(ii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) Prior to the sale of, or grant of security interest in, the Sold Assets hereunder, the Seller owns and has good and marketable title to the Supporting Assets free and clear of any Adverse Claim of any Person other than Permitted Adverse Claims.
(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Transfer Agreement and the Seller’s sale and grant of a security interest in the Supporting Assets to the Administrative Agent pursuant to this Agreement.
(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Supporting Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering any Supporting Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.
(q) The Lock-Boxes, Collection Accounts and Concentration Account.
(i) Nature of Collection Accounts and Concentration Accounts. Each Collection Account and Concentration Account constitutes a “deposit account” within the meaning of the applicable UCC. Each Collection Account and Concentration Account is used by the Originators and the Seller solely for purposes of receiving Collections.
(ii) Ownership. (x) Each Lock-Box and Collection Account is in the name of an Originator, and such Originator owns and has good and marketable title to such Collection Account free and clear of any Adverse Claim other than Permitted Adverse Claims, and (y) each Concentration Account is in the name of the Seller, and the Seller owns and has good and marketable title to such Concentration Account free and clear of any Adverse Claim other than Permitted Adverse Claims.
(iii) Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Concentration Account, pursuant to which each applicable Concentration Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Concentration Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Concentration Account. No Person, other than the applicable Originator and the applicable Collection Account Bank, has “control” (as defined in Section 9-104 of the UCC) over any Collection Account.

(iv) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than an Originator. The Concentration Account is not in the name of any Person other than the Seller. With respect to each Collection Account, the applicable Originator has not consented to the applicable Collection Account Bank complying with instructions of any Person other than such Originator. With respect to each Concentration Account, neither the Seller nor the Servicer has consented to the applicable Concentration Account Bank complying with instructions of any Person other than the Administrative Agent.
(v) Collection Account Sweeps and Offset Waivers. With respect to each Collection Account, the applicable Originator has delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent instructing the applicable Collection Account Bank to automatically sweep or otherwise transfer all funds on deposit in such Collection Account to a Concentration Account on each Business Day. Such instructions remain in full force and effect and have not been rescinded or terminated. Each Collection Account Bank has agreed in writing with the applicable Originator that such Collection Account Bank has waived, and shall not assert, any right to setoff or offset against any Collection Account or funds on deposit therein, except the right to setoff or offset for charge-backs, fees, costs or expenses arising solely from such Collection Account Bank’s services with respect to such Collection Account.
(r) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.
(s) Compliance with Law The Seller has complied in all material respects with all Laws to which it or its properties may be subject.
(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(u) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(v) Taxes. The Seller has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(w) Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States. The Seller is not subject to material Taxes based on net income or gross receipts imposed by a state or local taxing authority.

(x) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y) Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(z) No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Concentration Account.

(aa) Liquidity Coverage Ratio. The Seller has not, does not and will not during this Agreement issue any LCR Security. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of the Parent for purposes of GAAP.

(bb) Certificate of Beneficial Ownership. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

(cc) Transaction Information. None of the Seller or to the Seller’s knowledge, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has (i) delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to each Conduit Purchaser prior to such delivery or (ii) participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Conduit Purchaser or its designee.

(dd) Plan Assets. The assets of the Seller do not constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

(ee) ERISA.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, (A) each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (B) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Seller, nothing has occurred which would prevent, or cause the loss of, such qualification, and (C) Seller and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code.
(ii) Except as would not reasonably be expected to have an Material Adverse Effect, (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (C) neither Seller nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; and (D) neither Seller nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(ff) Health Care Matters.
(i) Compliance with Health Care Laws. Except where the failure to comply with any applicable Health Care Law could not reasonably be expected to have a Material Adverse Effect, the Seller has complied with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations. The Seller has not received any non-routine notices in writing from any cognizant regulator except such notice(s) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) Health Care Permits. The Seller holds all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All such Health Care Permits are in full force and effect and there is no material default under, material violation of, or other material noncompliance with the terms and conditions of any such Health Care Permit, except to the extent that failure to maintain such Health Care Permit or any such default, violation or non-compliance would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit of Seller, except as would not reasonably be expected to have a Material Adverse Effect. No Official Body has taken, or to the knowledge of the Seller intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of the Seller that would reasonably be expected to have a Material Adverse Effect.

(iii) Third Party Payor Authorizations. The Seller holds in full force and effect all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which the Seller participates, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no investigation, audit, claim review, or other action pending, or to the knowledge of the Seller, threatened in writing, which would reasonably be expected to result in a suspension, revocation, termination, material restriction, material limitation, material modification or non-renewal of any Third Party Payor Authorization or result in the Seller’s exclusion from any Third Party Payor Program, except where such suspension, revocation, termination, material restriction, material limitation, material modification or non-renewal of any Third Party Payor Authorization, or exclusion from any Third Party Payor Program, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iv) Reserved.
(v) Proceedings; Audits. There are no pending (or, to the knowledge of the Seller, threatened in writing) actions, suits, proceedings or investigations against or affecting the Seller relating to any actual or alleged non-compliance by the Seller with any Health Care Law or requirement of any Third Party Payor Program that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of the Seller, or its participation in any Third Party Payor Program, except for such restrictions, deficiencies, required plans of correction or other such remedial measures that would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to the consummation of the transactions contemplated in the Transaction Documents or related to the Collateral to the knowledge of the Seller, is scheduled, pending or threatened in writing.
(vi) Overpayments. During the two calendar years immediately preceding the Closing Date, the Seller has not (i) knowingly retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor in violation of any Health Care Law or contract with such Third Party Payor; and (ii) received written notice of, or has knowledge, of any overpayment from, or refunds due to, any Third Party Payor, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(vii) Exclusion. The Seller, or to the knowledge of the Seller any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Seller, has not in the preceding three calendar years been (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations or (ii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the General Services Administration list of excluded parties, and to the knowledge of the Seller, no such debarment, disqualification, suspension or exclusion threatened in writing or pending.

(viii) Corporate Integrity Agreement. Neither the Seller nor, to the knowledge of the Seller, any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in the Seller, is a party to, or bound by, any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement with any Official Body concerning compliance with Health Care Laws.
(gg) Financial Statements. The Seller-Related Parties have delivered to the Administrative Agent copies of Labcorp’s audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended December 31, 2023. In addition, the Seller-Related Parties have delivered to the Administrative Agent copies of Labcorp’s unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, as of the end of the fiscal quarter ended March 31, 2024 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements (A) were compiled from the books and records maintained by Labcorp’s management, (B) are correct and complete, (C) and fairly represent in all material respects the consolidated financial condition of Labcorp and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (D) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.
SECTION 6.02 Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day that an Investment, Loan or Release shall have occurred:
(a) Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c) Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized, validly executed and delivered by the Servicer and constitutes the legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance and consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which any Seller-Related Party is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.
(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge, threatened in writing, against the Servicer before any Official Body: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.
(g) Governmental Approvals. All authorizations, consents, orders and approvals of, or other actions by, any Official Body that are required to be obtained by the Servicer in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party and the consummation by the Servicer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.
(h) Compliance with Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all applicable Laws in connection with servicing the Pool Receivables.

(i) Accuracy of Information. All Monthly Reports, Investment / Loan Requests, certificates, reports, statements, documents and other written information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and when taken as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Servicer represents only that such information has been prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time of preparation.
(j) Location of Records. The offices where the Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the address set forth on Schedule III.
(k) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.
(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(m) Servicing Programs. No material license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.
(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.
(o) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including the Transfer Agreement) is true and correct in all material respects as of the date when made.
(p) No Material Adverse Effect. Since March 31, 2024 there has been no Material Adverse Effect on the Servicer.
(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(r) Sanctions. Each Covered Entity, and its directors and officers, and any employee, and, to the knowledge of such Covered Entity, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (iii) is not in violation of applicable Sanctions. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions. No Supporting Assets constitutes Blocked Property.
(s) Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of any Seller-related Party, any employee, agent, or affiliate when acting on behalf of such Covered Entity, is not in violation of applicable Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business in violation of Anti-Corruption Laws. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.
(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(u) Taxes. The Servicer has (i) timely filed all material tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(v) No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Concentration Account.
(w) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(x) Transaction Information. None of the Servicer, nor to the Servicer’s knowledge, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has (i) delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to each Conduit Purchaser prior to such delivery or (ii) participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Conduit Purchaser or its designee.
(y) ERISA.
(i) Except as would not reasonably be expected to have a Material Adverse Effect, (A) each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (B) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Servicer, nothing has occurred which would prevent, or cause the loss of, such qualification, and (C) Servicer. Seller and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.
(ii) Except as would not reasonably be expected to have an Material Adverse Effect, (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (C) neither Seller, Servicer nor any member of the ERISA Group has incurred or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; and (D) neither Servicer, Seller nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(z) Health Care Matters.
(i) Compliance with Health Care Laws. Except where the failure to comply with any applicable Health Care Law could not reasonably be expected to have a Material Adverse Effect, each Seller-Related Party has complied with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations. Each Seller-Related Party has not received any non-routine notices in writing from any cognizant regulator except such notice(s) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) Health Care Permits. Each Seller-Related Party holds all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All such Health Care Permits are in full force and effect and there is no material default under, material violation of, or other material noncompliance with the terms and conditions of any such Health Care Permit, except to the extent that failure to maintain such Health Care Permit or any such default, violation or non-compliance would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit of any Seller-Related Party, except as would not reasonably be expected to have a Material Adverse Effect. No Official Body has taken, or to the knowledge of any Seller-Related Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Seller-Related Party or any Subsidiary of any Seller-Related Party that would reasonably be expected to have a Material Adverse Effect.

(iii) Third Party Payor Authorizations. Each Seller-Related Party holds in full force and effect all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which such Seller-Related Party participates, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Seller-Related Party, threatened in writing, which would reasonably be expected to result in a suspension, revocation, termination, material restriction, material limitation, material modification or non-renewal of any Third Party Payor Authorization or result in each Seller-Related Party’s exclusion from any Third Party Payor Program, except where such suspension, revocation, termination, material restriction, material limitation, material modification or non-renewal of any Third Party Payor Authorization, or exclusion from any Third Party Payor Program, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iv) Reserved.

(v) Proceedings; Audits. There are no pending (or, to the knowledge of any Seller-Related Party, threatened in writing) actions, suits, proceedings or investigations against or affecting any Seller-Related Party, relating to any actual or alleged non-compliance by any Seller-Related Party with any Health Care Law or requirement of any Third Party Payor Program that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of any Seller-Related Party or any Subsidiary thereof, or any of their participation in any Third Party Payor Program, except for such restrictions, deficiencies, required plans of correction or other such remedial measures that would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to the consummation of the transactions contemplated in the Transaction Documents or related to the Collateral to the knowledge of any Seller-Related Party, is scheduled, pending or threatened.

(vi) Overpayments. During the two calendar years immediately preceding the Closing Date, no Seller-Related Party (i) has knowingly retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor in violation of any Health Care Law or contract with such Third Party Payor; and (ii) has received written notice of, or has knowledge, of any overpayment from, or refunds due to, any Third Party Payor, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vii) Exclusion. No Seller-Related Party, nor to the knowledge of any Seller-Related Party any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Seller-Related Party, has in the preceding three calendar years been (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations or (ii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the General Services Administration list of excluded parties, nor to the knowledge of any Seller-Related Party, is any such debarment, disqualification, suspension or exclusion threatened in writing or pending.

(viii) Corporate Integrity Agreement. No Seller-Related Party nor, to the knowledge of any Seller-Related Party, any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Seller-Related Party is a party to, or bound by, any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement with any Official Body concerning compliance with Health Care Laws.

(aa) Financial Statements. The Seller-Related Parties have delivered to the Administrative Agent copies of the Statements. The Statements (A) were compiled from the books and records maintained by Labcorp’s management, (B) are correct and complete, (C) and fairly represent in all material respects the consolidated financial condition of Labcorp and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (D) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.

ARTICLE VII

COVENANTS
SECTION 7.01 Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:
(a) Payment of Capital and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.
(b) Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Supporting Assets.

(c) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser
(i) Annual Financial Statements of the Seller. Promptly upon completion and in no event later than one hundred five (105) days after the end of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by an Authorized Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.
(ii) Monthly Reports. Not later than two (2) Business Days before each Monthly Settlement Date, a Monthly Report as of the most recently completed Fiscal Month.
(iii) Quarterly Financial Statements of Parent. As soon as available and in any event within fifty (50) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Parent, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the close of and for such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified on behalf of the Parent by the appropriate Authorized Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(iv) Annual Financial Statements of Parent. As soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Parent its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the close of and for such fiscal year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants which shall either (i) not be qualified in any material respect (excluding for purposes of this clause (i) any “going concern” or like qualification or exception solely to the extent of, related solely to or resulting solely from the classification of the loans under the Credit Agreement as short-term indebtedness during the twelve-month period ending as of the maturity date of the Credit Agreement or (ii) be reasonably acceptable to the Required Purchasers) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(v) ompliance Certificate. Concurrently with the financial statements furnished to the Administrative Agent and to the Purchasers pursuant to Sections 7.01(c)(iii) and 7.01(c)(iv), a certificate (each, a “Compliance Certificate”) of the Parent signed by an Authorized Officer of the Parent, in the form of Exhibit F.
(vi) SEC Filings and other Material Reports. Promptly upon their becoming available to the Seller, public SEC filings and other material reports, including SEC Form 8-K, registration statements, proxies, prospectuses, financial statements and other shareholder communications, filed by the Seller-Related Parties with the SEC (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on the Parent’s website with written notice of such posting to the Administrative Agent or (ii) the making of such information available on any Platform).

(vii) Other Information. Promptly, from time to time, such other information in the possession of and reasonably readily available to, the Seller-Related Parties regarding the operations, business affairs and financial condition of the Seller-Related Parties, or compliance with the terms of this Agreement or the other Transaction Documents, as the Administrative Agent or any Purchaser may reasonably request; provided that in no event will the Seller-Related Parties be required to disclose privileged documents or other documents the disclosure of which would violate regulatory or contractual confidentiality obligations binding on the Seller-Related Parties or any of their Subsidiaries.
Notwithstanding the foregoing, the obligations in this Section 7.01(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule III; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
(d) Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after, unless otherwise specified below) an Authorized Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i) Notice of Events of Default or Potential Defaults. A statement of an Authorized Officer of the Seller setting forth details of any Event of Default or Potential Default that has occurred and is continuing and the action which the Seller has taken or proposes to take with respect thereto.
(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor or any Originator, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.
(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than Permitted Adverse Claims) upon any Supporting Assets, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Concentration Account or any Person other than an Originator shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than a Seller-Related Party or the Administrative Agent.

(v) Name/Organization Changes. At least ten (10) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.
(vi) Change in Accountants or Accounting Policy. Any change in (A) any material accounting policy of the Seller or (B) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(vii) Transfer Termination Event. The occurrence of any Transfer Termination Event.
(viii) ERISA Event. Promptly following Seller or Servicer’s actual knowledge of any ERISA Event that, alone or together with any other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect, notice in writing setting forth the details thereof and the action which the Seller-Related Parties propose to take with respect thereto.
(e) Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(f) Compliance with Laws. The Seller will comply with all applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(g) Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each of the Purchasers from time to time such information in the possession of and reasonably readily available to, the Seller-Related Parties with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request; provided, that this clause (g) shall not obligate the Seller to deliver Monthly Reports more frequently than as set forth in clause (c) above. The Seller will, at the Seller’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Supporting Assets; provided that, the Seller shall be required to reimburse the Administrative Agent and each Purchaser for only one (1) such review under this Section 7.01(g) or any equivalent Sections under this Agreement and the other Transaction Documents in any in any twelve-month period, unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the any Seller-Related Party be required to disclose to the Administrative Agent, any Purchaser or any other Person privileged documents or other documents the disclosure of which would violate regulatory or contractual confidentiality obligations binding upon any Seller-Related Party or any of its Subsidiaries.
(h) Payments on Receivables, Collection Accounts and Concentration Accounts. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, (i) instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account, a Concentration Account or a Lock-Box, (ii) maintain in full force and effect instructions to each Collection Account Bank instructing such Collection Account Bank to transfer Collections received in each Collection Account to the Concentration Account on each Business Day, (iii) take any action that may be necessary to ensure that all the Seller’s representations and warranties set forth in Section 6.01(q) are and will remain true and correct. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator (other than in a Collection Account or Concentration Account), it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account or Concentration Account. The Seller (or the Servicer on its behalf) will cause each Concentration Account Bank to comply with the terms of each applicable Account Control Agreement. The Seller shall use commercially reasonable efforts to not permit funds other than Collections on Pool Receivables and other Supporting Assets to be deposited into any Concentration Account or Collection Account. If such funds are nevertheless deposited into any Concentration Account or Collection Account, the Seller (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller shall only add a Concentration Account, a Collection Account (or a related Lock-Box), a Collection Account Bank or a Concentration Account Bank to those listed on Schedule II to this Agreement, if (x) with respect to a Collection Account (or a related Lock-Box), the Administrative Agent has consented in writing (not to be unreasonably withheld, conditioned or delayed) to the addition of such account, and (y) with respect to a Concentration Account, the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Concentration Account Bank. The Seller shall only terminate a Collection Account Bank or Concentration Account Bank or close a Concentration Account or Collection Account (or a related Lock-Box), in each case, with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent (and in the case of a Collection Account, the applicable Originator). The Seller shall ensure that no disbursements are made from any Collection Account or Concentration Account, other than such disbursements that are expressly permitted hereby.
(i) Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including the filing of any financing statement) or with respect to, any Pool Receivable or other Supporting Assets, or assign any right to receive income in respect thereof.
(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(k) Change in Credit and Collection Policy. The Seller will not make any material change in the Credit and Collection Policy that would be reasonably likely to materially adversely affect the collectability of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents without the prior written consent of the Administrative Agent and the Required Purchasers; provided, however, that the Seller may make a change in, or waive a provision of, the Credit and Collection Policy if such change or waiver is required by any requirement, order, directive or other pronouncement of any Official Body. Promptly following any change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.
(l) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Required Purchasers, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person (other than as provided herein), (ii) undertake any LLC Division or any other division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Law or (iii) to be directly owned by any Person other than Labcorp. The Seller shall not, without the prior written consent of the Administrative Agent and the Required Purchasers, make any change in the Seller’s name, identity, corporate structure or location or make any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.
(m) Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the reasonably prompt identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(n) Identifying of Records. The Seller shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold or pledged in accordance with this

Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.
(o) Reserved.
(p) Security Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims), in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall in no event be required to take any action to perfect a security interest in any Collection Account.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent, the Seller will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s certificate of formation and limited liability company agreement).

(r) Restricted Payments.
(i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Indebtedness, (D) lend or advance any funds or (E) repay any loans or advances (including any Subordinated Loan) to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
(ii) Payments of principal and interest on any Subordinated Loan may be made on each Settlement Date pursuant to Section 3.01(a)(v) to the extent funds are available therefor in accordance with the priorities for payment set forth in Section 3.01(a). In addition, on any Settlement Date solely from amounts paid to the Seller for its own account pursuant to Section 3.01(a)(vi) after all payments and allocations required to be made pursuant to Section 3.01(a) have been made on such Settlement Date, the Seller may declare and pay dividends to Labcorp, repay any Subordinated Loan or pay interest accrued on any Subordinated Loan, in each case, only so long as no Event of Default has occurred and is continuing or would result therefrom; provided, however, that the Seller shall not declare or pay any dividends to Labcorp if the Seller’s Net Worth would be less than the Required Capital Amount immediately after giving effect to such dividend.
(s) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Loans or (iii) form any Subsidiary or make any investments in any other Person.
(t) Use of Collections Available to the Seller. The Seller shall apply Collections available to the Seller to make payments in accordance with Section 3.01(a) or as otherwise permitted under the terms of this Agreement.
(u) Further Assurances; Change in Name or Jurisdiction of Origination, etc.
(i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall in no event be required to take any action to perfect a security interest in any Collection Account. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii) The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Supporting Assets without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
(iii) The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
(iv) The Seller will not change its name, location, identity or corporate structure unless (x) the Administrative Agent has consented thereto in writing, (y) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (z) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.
1.1.1.(v) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws. The Seller shall:
(i) (A) within a reasonable period, but in no event later than five (5) Business Days notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event except to the extent prohibited under Law; and (B) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and maintain in effect policies and procedures reasonably designed to promote compliance with all applicable Anti-Corruption Laws and Sanctions by each Covered Entity, and its directors and officers, and any employee acting on behalf of such Covered Entity in connection with this Agreement; and
(ii) not, and not permit its respective directors or officers, and any employee, agent, or affiliate acting on behalf of such Seller-Related Party in connection with this Agreement, nor such Seller-Related Party’s Subsidiaries to: (A) become a Sanctioned Person; (B) directly or indirectly, provide, use, or make available the proceeds of any purchase or financing hereunder, (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (y) in any manner that could result in a violation by any Person of Anti-Corruption Law, Anti-Money Laundering, or Sanctions (including the Administrative Agent, any Purchasers, underwriter, advisor, investor, or otherwise) or (z) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (C) repay any Seller Obligations with Blocked Property or funds derived from any unlawful activity; or (D) permit any Supporting Assets to become Blocked Property.
(w) Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.
(x) Taxes. The Seller shall (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(y) Seller’s Tax Status. The Seller shall remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code). The Seller shall not (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes, (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (iii) become subject to any Tax in any jurisdiction outside the United States or (iv) become subject to any material tax imposed by a state or local taxing authority.
(z) Minimum Funding Threshold. The Seller shall cause the Aggregate Capital to equal or exceed the Minimum Funding Threshold at all times unless and until the Termination Date occurs.
(aa) Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(bb) Certificate of Beneficial Ownership and Other Additional Information. The Seller will promptly provide to the Administrative Agent: (i) following any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, a Certification of Beneficial Ownership complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and each Purchaser and (ii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with applicable Laws (including the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.
(cc) Health Care Matters.

(i) The Seller shall comply in all respects with all applicable Health Care Laws relating to the operation of the Seller’s business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(ii) The Seller shall (A) obtain, maintain and preserve and take all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care

Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) to the extent necessary in the proper conduct of its business; and (B) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(iii)The Seller shall maintain or be subject to corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA and includes at least the following components and allows the Administrative Agent and/or any consultants from time to time upon reasonable request to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to respond promptly to detected violations of the CCP. The Seller shall modify such CCP from time to time, as may be necessary to promote continuing material compliance with all applicable Health Care Laws.
(dd) Transaction Information. The Seller shall not deliver, and shall prohibit its Affiliates and any third party with which the Seller or any Affiliate thereof has contracted from delivering, in writing or orally, any Transaction Information to any Rating Agency without first providing such Transaction Information to each Conduit Purchaser. The Seller shall not participate, and shall prohibit its Affiliates and any third party with which the Seller or any Affiliate thereof has contracted from participating, in any oral communications with respect to Transaction Information with any Rating Agency without the participation of each Conduit Purchaser.
(ee) Linked Accounts. Except for any Permitted Linked Account, the Seller shall not permit any Linked Account to exist with respect to any Concentration Account; provided, however, that at any time during the continuance of an Event of Default, the Seller shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Seller’s or the Servicer’s receipt of such instruction.
Section 7.02 Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a) Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Purchaser each of the financial statements, certifications, reports (including Monthly Reports), filings and other documents and information required to be delivered by the Seller pursuant to Section 7.01(c) when due to be delivered by the Seller thereunder.
(c) Notices. The Servicer will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after, unless otherwise specified below) an Authorized Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i) Notice of Events of Default or Potential Defaults. A statement of an Authorized Officer of the Servicer setting forth details of any Event of Default or Potential Default that has occurred and is continuing and the action which the Servicer has taken or proposes to take with respect thereto.
(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.
(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than Permitted Adverse Claim) upon the Supporting Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Concentration Account or any Person other than an Originator shall obtain any right to direct any action with respect to a Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than a Seller-Related Party or the Administrative Agent.

(v) Name/Organization Changes. At least ten (10) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) any material accounting policy of the Seller or (B) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction

Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(vii) Transfer Termination Event. The occurrence of any Transfer Termination Event.
(viii) ERISA Event. Promptly following Seller or Servicer’s actual knowledge of any ERISA Event that, alone or together with any other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect, notice in writing setting forth the details thereof and the action which the Seller-Related Parties propose to take with respect thereto.
(d) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in related, complementary, incidental, ancillary or similar to any of the foregoing or are reasonable extensions or developments thereof, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.
(e) Compliance with Laws. The Servicer will comply with all applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(f) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information in the possession of and reasonably readily available to, the Seller-Related Parties with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request; provided that this clause (f) shall not obligate the Servicer to deliver Monthly Reports more frequently than as set forth in Section 7.01(c). The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to Section 7.01(g) and this Section 7.02(f) or any equivalent Sections under this Agreement and the other Transaction Documents in any twelve-month period unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing or any other provision of this Agreement, in no event will any Seller-Related Party be required to disclose to the Administrative Agent, any Purchaser or any other Person privileged documents, the disclosure of which would violate regulatory or contractual confidentiality obligations bunding upon any Seller-Related Party or any of its Subsidiaries.
(g) Payments on Receivables, Collection Accounts and Concentration Accounts. The Servicer will, and will cause each Originator to, at all times, (i) instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account, a Concentration Account or a Lock-Box, (ii) maintain in full force and effect instructions to each Collection Account Bank instructing such Collection Account Bank to transfer Collections received in each Collection Account to the Concentration Account on each Business Day, and (iii) take any action that may be necessary to ensure that all the Seller’s representations and warranties set forth in Section 6.01(q) are and will remain true and correct. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator (other than in a Collection Account or Concentration Account), it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account or Concentration Account. The Servicer will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Servicer shall use commercially reasonable efforts to not permit funds other than Collections on Pool Receivables and other Supporting Assets to be deposited into any Concentration Account or Collection Account. If such funds are nevertheless deposited into any Concentration Account or Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall only add a Concentration Account, a Collection Account (or a related Lock-Box), a Collection Account Bank or a Concentration Account Bank to those listed on Schedule II to this Agreement, if (x) with respect to a Collection Account (or a related Lock-Box), the Administrative Agent has consented (not to be unreasonably withheld conditioned or delayed) in writing to the addition of such account, and (y) with respect to a Concentration Account, the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or Concentration Account Bank or close a Concentration Account or a Collection Account (or a related Lock-Box), in each case, with the prior written consent (not to be unreasonably withheld conditioned or delayed) of the Administrative Agent (and in the case of a Collection Account, the applicable Originator). The Servicer shall ensure that no disbursements are made from any Collection Account or Concentration Account, other than such disbursements that are expressly permitted.
1.1.1.Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy that would be reasonably likely to materially adversely affect the collectability of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents without the prior written consent of the Administrative Agent and the Required Purchasers; provided, however, that the Servicer may make a change in, or waive a provision of, the Credit and Collection Policy if such change or waiver is required by any requirement, order, directive or other pronouncement of any Official Body. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.
(i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the reasonably prompt identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(j) Identifying of Records. The Servicer shall cause its master data processing records relating to Pool Receivables and related Contracts to clearly and unambiguously indicate that the Pool Receivables have been sold or contributed by the Originators to the Seller and sold or pledged by the Seller pursuant this Agreement.
(k) [Reserved].
(l) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims) in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative

Agent. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall in no event be required to take any action to perfect a security interest in any Collection Account.
(m) Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall in no event be required to take any action to perfect a security interest in any Collection Account.
(n) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws. The Servicer shall, and shall cause each other Covered Entity to:
(i) (A) within a reasonable period, but in no event later than five (5) Business Days notify the Administrative Agent and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event except to the extent prohibited under Law; and (B) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and maintain in effect policies and procedures reasonably designed to promote compliance with all applicable Anti-Corruption Laws and Sanctions by each Covered Entity, and its directors and officers, and any employee acting on behalf of such Covered Entity in connection with this Agreement; and
(ii) not, and not permit its respective directors or officers, and any employee, agent, or affiliate acting on behalf of such Seller-Related Party in connection with this Agreement, nor such Seller-Related Party’s Subsidiaries to: (A) become a Sanctioned Person; (B) directly or indirectly, provide, use, or make available the proceeds of any purchase or financing hereunder, (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (y) in any manner that could result in a violation by any Person of Anti-Corruption Law, Anti-Money Laundering, or Sanctions (including the Administrative Agent, any Purchasers, underwriter, advisor, investor, or otherwise) or (z) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions; (C) repay any Seller Obligations with Blocked Property or funds derived from any unlawful activity; or (D) permit any Supporting Assets to become Blocked Property.
(p) Taxes. The Servicer shall (i) timely file all material federal, state, and other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all material federal, state,

and other Taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(q) Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes, (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (iii) being subject to any Tax in any jurisdiction outside the United States or (iv) being subject to any material tax imposed by a state or local taxing authority.
(r) Linked Accounts. Except for any Permitted Linked Account, the Servicer shall not permit any Linked Account to exist with respect to any Concentration Account; provided, however, that at any time during the continuance of an Event of Default, the Servicer shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Seller’s or the Servicer’s receipt of such instruction.

(s) Health Care Matters.
(i) The Servicer shall comply in all respects with all applicable Health Care Laws relating to the operation of such Person’s business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(ii) The Servicer shall (A) obtain, maintain, preserve and take, all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) which are necessary in the proper conduct of its business; and (B) be and remain in material compliance with all requirements for participation in, and for licensure required to provide such goods or services that are provided by such Persons are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iii) The Servicer shall maintain or be subject to a CCP which addresses the requirements of Health Care Laws, including without limitation HIPAA and includes at least the following components and allows the Administrative Agent and/or any consultants from time to time upon reasonable request to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to respond promptly to detected violations of the CCP. The Servicer shall modify such CCP from time to time, as may be necessary to promote continuing material compliance with all applicable Health Care Laws.

(t) Transaction Information. The Servicer shall not deliver, and shall prohibit its Affiliates and any third party with which the Servicer or any Affiliate thereof has contracted from delivering, in writing or orally, any Transaction Information to any Rating Agency without first providing such Transaction Information to each Conduit Purchaser. The Servicer shall not participate, and shall prohibit its Affiliates and any third party with which the Servicer or any Affiliate thereof has contracted from participating, in any oral communications with respect to Transaction Information with any Rating Agency without the participation of each Conduit Purchaser.

(u) Financial Covenant. The Servicer shall comply with the Financial Covenant at all times. If, after the Closing Date, the Financial Covenant (or any of the defined terms used in connection with such covenant) is amended, amended and restated, replaced, modified or waived, then the Servicer’s covenant set forth in this Section 7.02(u) (or any of the defined terms used in connection with such covenant), as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, amended and restated, replaced, modified or waived, if at the time of the effectiveness of such amendment, amendment and restatement, replacement, modification or waiver, (x) the Administrative Agent and each Purchaser (or any such Person’s Affiliate(s)) are parties to the Credit Agreement and (y) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement.

SECTION 7.03Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Purchaser Parties are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from each other Seller-Related Party and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by any Purchaser Party to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of each other Seller-Related Party and any other Person, and is not a division of any other Seller-Related Party or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Supporting Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.
(b) No Other Business or Indebtedness. The Seller shall not (i) engage in any business or activity except as set forth in this Agreement or (ii) incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.
(c) Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” means (i) each Seller-Related Party, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and
(iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than two (2) Business Days prior to the date such appointment or election would be effective

(except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within ten (10) Business Days) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).
The Seller’s limited liability company agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.
The Independent Director shall not at any time serve as a trustee in bankruptcy for any Seller-Related Party or any of their respective Affiliates.
(d) Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including Section 7.01(q).
(e) Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including payroll and intercompany transaction accounts.
(f) Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.
(h) Operating Expenses. The Seller’s operating expenses will not be paid by any Seller-Related Party or any Affiliate thereof other than as permitted by the Transaction Documents.

(i) Stationery. The Seller will have its own separate stationery.

(j) Books and Records. The Seller’s books and records will be maintained separately from those of any other Seller-Related Party and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k)Disclosure of Transactions. All financial statements of any Seller-Related Party or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of any other Seller-Related Party or any Affiliate thereof.

(l) Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Seller-Related Party or any Affiliates thereof.

(m) Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with any other Seller-Related Party or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of any other Seller-Related Party or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which any other Seller-Related Party or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any other Seller-Related Party or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.
(n) Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with any other Seller-Related Party and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor any other Seller-Related Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller-Related Parties and their respective Affiliates will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(o) Allocation of Overhead. To the extent that the Seller, on the one hand, and any other Seller-Related Party or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
ARTICLE VIII

ADMINISTRATION AND COLLECTION
OF RECEIVABLES
SECTION 8.01 Appointment of the Servicer.
(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to Labcorp (in accordance with this Section 8.01) of the designation of a new Servicer, Labcorp is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Required Purchasers) and shall (at the direction of the Required Purchasers) designate as Servicer any Person (including itself) to succeed Labcorp or any successor Servicer, on such terms and conditions as the Administrative Agent may agree in its discretion.
(b) Upon the designation of a successor Servicer as set forth in clause (a) above, Labcorp agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Labcorp shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.
(c) Labcorp acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on Labcorp’s agreement to act as Servicer hereunder. Accordingly, Labcorp agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Required Purchasers.
(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Required Purchasers shall have consented in writing in advance to such delegation; provided, no such consent shall be required with respect to the delegation of any duties to outside collection agencies with respect to certain Defaulted Receivables. For the avoidance of doubt, to the extent any CMS Receivable is serviced or collected by an Originator (other than an Originator that is the Servicer) or an agent thereof (including as contemplated by Section 9.01(e)) such Originator or such agent (as the case may be) shall constitute a Sub-Servicer for all purposes.
SECTION 8.02 Duties of the Servicer.
(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy or consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Purchaser Party, the amount of Collections it or its Affiliates actually receive to which each such Purchaser Party is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy or consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policy or consistent with past practices of the Originators or as required under applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.
(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness owed to the Seller that is not a Pool Receivable, less, if Labcorp or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Labcorp or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness owed to the Seller that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness owed to the Seller that is a Pool Receivable.
(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
SECTION 8.03 Collection Account Arrangements. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Required Purchasers) and shall (upon the direction of the Required Purchasers) at any time thereafter give notice to each Concentration Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Concentration Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Concentration Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Concentration Account and (c) with respect to a Concentration Account, to take any or all other actions permitted under the applicable Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables in the Concentration Accounts and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control; provided, at no time shall any Seller-Related Party be required to take any action to give the Administrative Agent a perfected security interest in any Collection Account. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 8.04 Enforcement Rights.
(a) At any time following the occurrence and during the continuation of an Event of Default:
(i) the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable (other than CMS Receivables that are not Excluded CMS Private Program Receivables) is to be made directly to the Administrative Agent or its designee;
(ii) the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments (other than CMS Receivables that are not Excluded CMS Private Program Receivables) be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv) the Administrative Agent may notify the Concentration Account Banks that the Seller and the Servicer will no longer have any access to the Concentration Accounts;
(v) the Administrative Agent may (or, at the direction of the Required Purchasers shall) replace the Person then acting as Servicer; and
(vi) the Administrative Agent may collect any amounts due from an Originator under the Transfer Agreement or the Performance Guarantor under the Performance Guaranty.
For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon the occurrence and continuance of an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.
(b) Subject to Section 9.02(e) and any requirements or restrictions set forth in the Medicare or Medicaid laws, rules or regulations, the Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c) Subject to Section 9.02(e) and any requirements or restrictions set forth in the Medicare or Medicaid laws, rules or regulations, the Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 8.05 Responsibilities of the Seller.
(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any sales or stamp taxes or similar taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Supporting Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.
(b) Labcorp hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Labcorp shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Labcorp conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Labcorp its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01(a)).
SECTION 8.06 Servicing Fee.
(a)    Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to the product of the Servicing Fee Rate multiplied by the aggregate Outstanding Balance of the Pool Receivables as of the last day of each Yield Period. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01(a).
(b)    If the Servicer ceases to be Labcorp or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount agreed between the Administrative Agent and the successor Servicer in connection with the performance of its obligations as Servicer hereunder.
ARTICLE IX

EVENTS OF DEFAULT
SECTION 9.01 Events of Default. An “Event of Default” means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of applicable Law):
(a)    (i) any Seller-Related Party shall fail to make when due any payment or deposit of Capital to be made by it under this Agreement or any other Transaction Document, or (ii) any Seller-Related Party shall fail to make when due any other payment or deposit to be made by it under this Agreement or any other Transaction Document and, in the case of clause (i) or (ii) above, such failure shall continue unremedied for five (5) Business Days;
(b)    any Seller-Related Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document to be performed or observed by such Seller-Related Party (other than any such failure which would constitute an Event of Default under any other paragraph, clause or sub-clause of this Section 9.01), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days after the earlier of (i) the date such default first becomes known to any Authorized Officer and (ii) written notice thereof from the Administrative Agent to the Seller and Servicer (which notice will be given at the request of any Purchaser);
(c)    any representation or warranty made or deemed made by any Seller-Related Party (or any of its respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any Seller-Related Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (unless such representation or warranty relates solely to one or more specific Pool Receivables and the relevant Originator or the Servicer makes a Deemed Collection payment with respect to such Pool Receivable to the extent required under the Transaction Documents);
(d)    the Seller or the Servicer shall fail to deliver any Monthly Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;
(e)    Labcorp shall resign, or shall take any material action in furtherance of resigning, from its role or obligations as Servicer hereunder;
(f)    the Seller or the Servicer shall breach Section 6.01(n), 6.02(r), 7.01(v), 7.02(o) or 7.02(u);
(g)    this Agreement or any sale made or security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected ownership or security interest in favor of the Administrative Agent with respect to the Supporting Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims);
(h)    any of (i) a Relief Proceeding shall have been instituted against any Seller-Related Party or a substantial part of the assets of any Seller-Related Party shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Seller-Related Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Seller-Related Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Seller-Related Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;
(i)    (A) the average of the Default Performance Trigger Ratios for any three consecutive Fiscal Months shall exceed 7.50%, (B) the average of the Delinquency Ratios for any three consecutive Fiscal Months shall exceed 15.00%, (C) the average of the Dilution Ratios for any three consecutive Fiscal Months shall exceed 8.00%, or (D) the Days’ Sales Outstanding for any Fiscal Month shall exceed 85 days;
(j)    a Change in Control shall occur;
(k)    either (i) any Monthly Report or Investment / Loan Request delivered (or if not delivered, should have been delivered) by the Seller or Servicer hereunder reports that a Capital Coverage Amount Deficit has occurred, or (ii) at any time, an Authorized Officer of a Seller-Related Party has actual knowledge that a Capital Coverage Amount Deficit has occurred, and in either case, such condition shall not have been cured within three (3) Business Days;
(l)    (i) the Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness (whether or not such failure shall have been waived under the related agreement) or (ii) the Seller shall fail to observe or perform any other agreement or condition relating to any of its Indebtedness, or any other event shall occur, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;
(m)    any of the Seller-Related Parties (other than the Seller), individually or in the aggregate, (i) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an outstanding aggregate principal amount exceeding the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness having an outstanding aggregate principal amount exceeding the Threshold Amount, or any other event occurs, the effect of which default or other event described in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (other than (i) customary non-default mandatory prepayment requirements, including mandatory prepayment events associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (ii) any prepayment, repurchase, redemption or defeasance of any Indebtedness described in clause (ii) of the definition of Total Debt if the related Qualified Acquisition is not consummated);
(n)    the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 7.03(c) for Independent Directors, on the Seller’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 7.03(c);
(o)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Seller-Related Party and such lien shall not have been released within ten (10) Business Days or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Seller-Related Party and such lien shall not have been released within ten (10) Business Days;
(p)    an ERISA Event shall have occurred that results in liability of Seller, Servicer, or any member of the ERISA Group in an aggregate amount in excess of the Threshold Amount;
(q)    a Transfer Termination Event shall occur;
(r)    the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;
(s)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Seller-Related Party (or any Affiliate thereof) shall so state in writing;
(t)    one or more judgments or decrees shall be entered against any Seller-Related Party thereof involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments exceeds the Threshold Amount (or solely with respect to the Seller, $18,600); or

(u)    the assets of the Seller are deemed to constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).
SECTION 9.02 Consequences of an Event of Default.
(a)    Generally. If any Event of Default occurs and is continuing, the Administrative Agent may (or, at the direction of the Required Purchasers shall) by notice to the Seller:
(i)    declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred)
(ii)    declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred); or
(iii)    declare the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable);
provided that, automatically and immediately (without any requirement for the giving of notice) upon the occurrence of any Event of Default described in Section 9.01(h) with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable.
Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other applicable Law, which rights and remedies shall be cumulative.
(b)    Set-off. If an Event of Default shall have occurred and be continuing, each Purchaser and each of their respective Affiliates and any participant of such Purchaser or Affiliate which has agreed in writing to be bound by the provisions of Section 3.03, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser or any such Affiliate or participant to or for the credit or the account of the Seller against any and all of the Seller Obligations now or hereafter existing under this Agreement or any other Transaction Document to such Purchaser, Affiliate or participant, irrespective of whether or not such Purchaser, Affiliate or participant shall have made any demand under this Agreement or any other Transaction Document and although such Seller Obligations may be contingent or unmatured or are owed to a branch or office of such Purchaser different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.07 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Purchasers, and (y) the Defaulting Purchaser shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Seller Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or its respective Affiliates and participants may have. Each Purchaser agrees to notify the Seller and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(c)    Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Seller-Related Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Agreement for the benefit of all the Purchasers and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Transaction Documents, (ii) any Purchaser from exercising setoff rights in accordance with Section 9.02(b) (subject to the terms of Section 3.03), or (iii) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Seller-Related Party under any Relief Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Transaction Documents, then (A) the Required Purchasers shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.02(c), and (B) in addition to the matters specified in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.03), any Purchaser may, with the consent of the Required Purchasers, enforce any rights and remedies available to it and as authorized by the Required Purchasers.
(d)    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 9.02 (or after the Seller Obligations have automatically become immediately due and payable as specified in the proviso to Section 9.02(a)) and until the Final Payout Date, any and all proceeds received on account of the Seller Obligations shall (subject to Sections 2.07) be applied in accordance with the order of priority set forth in Section 3.01(a).
(e)    CMS Receivables. Notwithstanding anything to the contrary in this Agreement, all CMS Receivables where the Obligor is CMS or a state Medicaid agency, or their payment processor, but excluding Receivables relating to the Medicare and Medicaid programs where the Obligor is a state-licensed commercial or private insurer with direct payment responsibility (“Excluded CMS Private Program Receivables”), shall be collected from the applicable Obligor only by (i) the applicable Originator or (ii) an agent of such Originator, except to the extent that an Obligor may be required to submit any such payments directly to a Person other than such Originator pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable Health Care Laws; and neither this Agreement nor any other Transaction Document shall be construed to permit any other Person, in violation of applicable

Medicare or Medicaid laws, rules or regulations to collect or receive, or to be entitled to collect or receive, any such payments prior to such Originator’s or such agent’s receipt thereof. Each Purchaser and Administrative Agent acknowledge and agree that notwithstanding anything else in this Agreement or any Transaction Document to the contrary, it will not assert rights in any Collection Account or with respect to an Obligor of a CMS Receivable, except with respect to Excluded CMS Private Program Receivables, contrary to these understandings and agreements.
ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.01 Appointment and Authority. Each Purchaser Party hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Purchaser Parties, and the Seller-Related Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.02 Rights as a Purchaser. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Administrative Agent, and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Seller-Related Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Purchasers.
SECTION 10.03 Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly specified herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Seller-Related Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01, 8.04 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by any Seller-Related Party or a Purchaser.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition precedent to an Investment or Loan, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Investment or Loan, that by its terms must be fulfilled to the satisfaction of a Purchaser Party, the Administrative Agent may presume that such condition is satisfactory to such Purchaser Party unless the Administrative Agent shall have received notice to the contrary from such Purchaser Party prior to the making of such Investment or Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Seller), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the financing or purchase facility contemplated hereby as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.06 Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Purchaser Parties and the Seller. Upon receipt of any such notice of resignation, the Required Purchasers shall have the right, in consultation with the Seller (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Purchasers, with, absent the occurrence and continuance of an Event of Default, the consent of the Seller, and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Purchasers) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Purchaser Parties, appoint a successor Administrative Agent meeting the qualifications specified above subject to the prior written approval of the Seller (which approval shall not be unreasonably withheld, conditioned or delayed and shall not be required upon the occurrence and continuance of an Event of Default); provided that in no event shall any such successor Administrative Agent be a Defaulting Purchaser. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Purchaser pursuant to clause (d) of the definition thereof, the Required Purchasers may, to the extent permitted by applicable Law, by notice in writing to the Seller and such Person remove such Person as Administrative Agent and, subject to the consent of the Seller (so long as no Event of

Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Purchasers and the Seller and shall have accepted such appointment within 60 days (or such earlier day as shall be agreed by the Required Purchasers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Transaction Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Purchaser Party directly, until such time, if any, as the Required Purchasers and the Seller appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Seller to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Seller and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article X and Article XI shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
SECTION 10.07 Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder. Each Purchaser represents and warrants that (i) the Transaction Documents set forth the terms of a commercial lending or purchase facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans or providing other similar facilities in the ordinary course and is entering into this Agreement as a Purchaser for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Purchaser agrees not to assert a claim in contravention of the foregoing. Each Purchaser represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Purchaser, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding commercial loans or providing such other facilities.
SECTION 10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Purchaser hereunder.
SECTION 10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Seller-Related Party, the Administrative Agent (irrespective of whether any Capital or other Seller Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Seller) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the Capital, principal, interest and Yield owing and unpaid in respect of any Investment or Loan and all other Seller Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchaser Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchaser Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Purchaser Parties and the Administrative Agent) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Purchaser Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.

SECTION 10.10 Collateral and Guaranty Matters.
(a)    Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion to release any Lien on any Supporting Assets or other property granted to or held by the Administrative Agent under any Transaction Document (x) upon the Final Payout Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Transaction Documents, or (z) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Purchasers.
Upon request by the Administrative Agent at any time, the Required Purchasers will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Supporting Assets or other property pursuant to this Section.
(b)     The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Supporting Assets, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Seller-Related Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Supporting Assets.
SECTION 10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Purchaser Party acknowledges and agrees that neither such Purchaser Party, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Purchaser Party’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law or any Sanctions, including any programs involving any of the following items relating to or in connection with any of the Seller-Related Parties, their Affiliates or their agents, the Transaction Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other applicable Laws.
SECTION 10.12 Certain ERISA Matters.
(a)    Each Purchaser (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Administrative Agent and the Structuring Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Seller-Related Party, that at least one of the following is and will be true:
(i)    such Purchaser is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such

Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Loans, the Commitments and this Agreement,
(iii)    (A) such Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Purchaser to enter into, participate in, administer and perform the Investments, the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Investments, the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Purchaser.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Purchaser or (2) a Purchaser has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Purchaser further (x) represents and warrants, as of the date such Person became a Purchaser party hereto, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a party hereto, for the benefit of, the Administrative Agent and the Structuring Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Seller-Related Party, that none of the Administrative Agent or the Structuring Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Purchaser involved in such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

SECTION 10.13 Erroneous Payments.
(a)     If the Administrative Agent notifies a Purchaser Party or other Secured Party, or any Person who has received funds on behalf of a Purchaser Party or other Secured Party (any Purchaser Party, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser Party, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser Party or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)     Without limiting immediately preceding clause (a), each Purchaser Party or other Secured Party, or any Person who has received funds on behalf of a Purchaser Party or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser Party or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case:
(i)     (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Purchaser Party or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.13(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.13(a) or on whether or not an Erroneous Payment has been made.
(c)     Each Purchaser Party or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser Party or other Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser Party or other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Capital (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Capital (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Capital subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Capital acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Capital (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative

Agent has sold any Capital (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser or other Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)     The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller Obligations or any other obligations owed by any Seller-Related Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Seller-Related Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XI

EXPENSES; INDEMNITY; DAMAGE WAIVER
SECTION 11.01 Costs and Expenses. The Seller shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Structuring Agent (including Attorney Costs), in connection with the syndication of the purchase or financing facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Purchaser Party (including Attorney Costs), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or (B) in connection with the Investments or Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Investment or Loan.
SECTION 11.02 Indemnification by the Seller. Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the other Secured Parties and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this

Agreement or any other Transaction Document or the use of proceeds of the Investments or Loans or the ownership or security interest in respect of any Pool Receivable or any other Supporting Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification, (b) Seller Indemnified Amounts to the extent resulting from any dispute solely among Seller Indemnified Parties, other than any claims against a Seller Indemnified Party in its capacity or in fulfilling its role as Administrative Agent or any similar role under this Agreement and other than any claims arising out of any act or omission of any Seller-Related Party or any of its Affiliates and (c) Taxes (other than (x) Taxes enumerated in clause (xiv) below and (y) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01(a)), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a), (b), and (c) above):
(i)    any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;
(ii)     any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)    the failure by the Seller to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;
(iv)     the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Supporting Assets, in each case free and clear of any Adverse Claim;
(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Pool Receivable and the other Supporting Assets and Collections in respect thereof, whether at the time of any Investment or Loan or at any subsequent time;
(vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness or relating to collection activities with respect to such Pool Receivable;
(vii)    any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(viii)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
(ix)    the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(x)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of any Investments or Loans or the proceeds thereof or in respect of any Pool Receivable or other Supporting Assets or any related Contract;
(xi)    any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xii)    any setoff with respect to any Pool Receivable;
(xiii)    any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;
(xiv)    the failure by the Seller to pay when due any Taxes, including sales, excise or personal property taxes, payable in connection with the Pool Receivables and their creation and satisfaction (not including, for the avoidance of doubt, Excluded Taxes);
(xv)    any failure by a Concentration Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Concentration Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Concentration Account Bank under any Account Control Agreement;
(xvi)    any Collection Account Bank’s exercise (or attempted exercise) of any right of setoff or offset against any Collection Account or any funds on deposit therein;
(xvii)    any action taken by the Administrative Agent as attorney-in-fact for any Seller-Related Party pursuant to this Agreement or any other Transaction Document;
(xviii)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xix)    the maintenance of any Linked Account with respect to any Concentration Account or the debiting against any Concentration Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that originated in any Linked Account or any other account other than a Concentration Account;
(xx)    the use of proceeds of any Investment or Loan; or
(xxi)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
SECTION 11.03    Indemnification by the Servicer. The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the other Secured Parties and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Servicer Indemnified Amounts to the extent resulting from any dispute solely among Servicer Indemnified Parties (other than the Seller), other than any claims against a Servicer Indemnified Party in its capacity or in fulfilling its role as Administrative Agent or any similar role under this Agreement and other than any claims arising out of any act or omission of any Seller-Related Party (other than the Seller) or any of its Affiliates, (iii) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iv) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii), (iii) and (iv) above):
(i)     any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Monthly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(ii)    the failure by the Servicer to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;
(iii)    the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(iv)    any failure by a Concentration Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Concentration Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Concentration Account Bank under any Account Control Agreement;
(v)    any Collection Account Bank’s exercise (or attempted exercise) of any right of setoff or offset against any Collection Account or any funds on deposit therein;
(vi)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(vii)    the maintenance of any Linked Account with respect to any Concentration Account or the debiting against any Concentration Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that originated in any Linked Account or any other account other than a Concentration Account; or
(viii)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.
SECTION 11.04 Reimbursement by Purchasers. To the extent that the Seller or the Servicer for any reason fails to indefeasibly pay any amount required under Section 11.01, 11.02 or 11.03 (as the case may be) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of their respective Related Parties, each Purchaser severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the Purchasers’ respective Commitments at such time, or if all Commitments have been terminated, based on the Purchasers’ respective Capital at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Purchaser).
SECTION 11.05 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each party hereto agrees not to assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Investment or Loan or the use of the proceeds thereof, provided, however, this sentence shall not be construed to limit any Seller Indemnified Party’s or Servicer Indemnified Party’s right to indemnification under Sections 11.02 or Section 11.03 for any third-party claims payable by such Seller Indemnified Party or Servicer Indemnified Party for special, indirect, consequential or punitive damages. No Secured Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Secured Party.
SECTION 11.06 Payments. All amounts due under this Article XI shall be payable not later than (i) in the case of such amounts due from the Seller, the first Settlement Date that occurs ten (10) or more days after demand therefor, or (ii) in any other case, ten (10) days after demand therefor.
SECTION 11.07 Survival. This Article XI and the parties’ respective rights and obligations hereunder shall survive any termination of this Agreement.
ARTICLE XII

MISCELLANEOUS
SECTION 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Required Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:
(i)    change (directly or indirectly) the definitions of Capital Coverage Amount Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;
(ii)    reduce the amount of Capital or Yield that is payable on account of any Investment or Loan or with respect to any other Investment or Loan or delay any scheduled date for payment thereof;
(iii)    release all or a material portion of the Supporting Assets from the Administrative Agent’s security interest created hereunder;

(iv)    release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;
(v)    change any of the provisions of this Section 12.01 or the definition of “Required Purchasers”; or
(vi)    change the order of priority in which Collections are applied pursuant to Section 3.01(a).
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser, and (C) no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Defaulting Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser.
In addition, notwithstanding the foregoing, (a) the Seller and the Administrative Agent may enter into an amendment, supplement, modification, consent or waiver of this Agreement without the consent of any Purchaser or the Required Purchasers in order to correct or cure any ambiguity, omission, inconsistency or defect or correct any typographical or ministerial error in this Agreement (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Purchasers taken as a whole), and (b) without the consent of any Purchaser or the Seller, within a reasonable time after (x) the effective date of any increase or addition to, extension of or decrease from, the Facility Limit, or (y) any assignment by any Purchaser of some or all of its Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule I to reflect such change, whereupon such revised Schedule I shall replace the old Schedule I and become part of this Agreement.
SECTION 12.02 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any other Purchaser Party in exercising any right, power, remedy or privilege under this Agreement or any other Transaction Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the other Purchaser Parties specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Purchaser Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Transaction Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any other Purchaser Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
SECTION 12.03 Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the relevant party as specified on Schedule III hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Purchaser Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Servicer or the Seller may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)     Each of the Seller and the Servicer agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Purchaser Parties by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Seller-Related Party, any Purchaser Party or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Seller-Related Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Seller-Related Party pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Administrative Agent or any other Purchaser Party by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 12.04 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Purchasers shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 12.05 Duration; Survival. All representations and warranties of the Seller-Related Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Final Payout Date. All covenants and agreements of the Seller-Related Parties contained herein relating to the payment of Capital, principal, interest, Yield, premiums, additional compensation or expenses and indemnification, or that are otherwise specified as surviving termination of this Agreement, in each case, shall survive the Final Payout Date and any termination of this Agreement. All other covenants and agreements of the Seller-Related Parties shall continue in full force and effect from and after the Closing Date and until the Final Payout Date.
SECTION 12.06 Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Seller nor any other Seller-Related Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Purchaser and, other than as provided in paragraph (c), neither a Purchaser nor a Conduit Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (e) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Purchasers. Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Capital at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(1)     in the case of an assignment of the entire remaining amount of the assigning Purchaser’s Commitment and the Capital at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Purchaser, an Affiliate of a Purchaser or an Approved Fund, no minimum amount need be assigned; and
(2)    in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Capital outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding Capital of the assigning Purchaser subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of such Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Seller otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement with respect to the Capital or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:
(1)     the consent of the Seller (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Purchaser, an Affiliate of a Purchaser or an Approved Fund; provided that the Seller shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(2)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Purchaser with a Commitment, an Affiliate of such Purchaser or an Approved Fund with respect to such Purchaser.
(iv)     Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Seller-Related Party or any Seller-Related Party’s Affiliates or Subsidiaries, (B) to any Defaulting Purchaser or any of its Subsidiaries, or any Person who, upon becoming a Purchaser hereunder, would constitute a Defaulting Purchaser or a Subsidiary thereof and (C) to a Labcorp Competitor.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Purchaser hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Seller and the Administrative Agent, the applicable pro rata share of Investments or Loans previously requested but not funded by the Defaulting Purchaser, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to the Administrative Agent and each other Purchaser hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Investments and Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.
(viii)    Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (d) below, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.05, Section 4.01, and Article 11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a

Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c)    Assignments by and to Conduit Purchasers. Each Conduit Purchaser may freely assign its Capital or any portion thereof, or interest therein, to its Related Committed Purchaser or any of such Conduit Purchaser’s Liquidity Providers at any time without prior notice to, or any consent of, any other Person. Any Conduit Purchaser’s Related Committed Purchaser or Liquidity Provider may freely assign its Capital or any portion thereof, or interest therein, to its Related Conduit Purchaser at any time without prior notice to, or any consent of, any other Person. If such assignment is made to a Liquidity Provider that is not already party to this Agreement as a Purchaser, the parties to such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, and such Liquidity Provider shall thereby become a Purchaser party hereto pursuant to the last paragraph of clause (a) above. The applicable Related Committed Purchaser shall provide the Seller and the Administrative Agent written notice of any assignment of Capital or any potion hereof pursuant to this clause (b) promptly but not later than one (1) Business Day thereafter. This clause (b) shall not be construed to permit any Committed Purchaser to assign any portion of its Commitment to any Conduit Purchaser.
(d)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Seller, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments of, and outstanding Capital (and stated Yield or interest) owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Purchaser may at any time, without the consent of, or notice to, the Seller or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Labcorp Competitor or the Seller or any of the Seller’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Capital owing to it); provided that (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Seller, the Administrative Agent and the other Purchaser Parties shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. For the avoidance of doubt, each Purchaser shall be responsible for any indemnity under Article XI with respect to any payments made by such Purchaser to its Participant(s).

Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to any matter specified in clause (i) through (vi) of Section 12.01 that affects such Participant. The Seller agrees that each Participant shall be entitled to the benefits of Sections 2.05, 4.01, 4.02 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(g) (it being understood that the documentation required under Section 4.03(g) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.04 as if it were an assignee under to paragraph (b) of this Section 12.06; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Purchaser that sells a participation agrees, at the Seller’s request and expense, to use reasonable efforts to cooperate with the Seller to effectuate the provisions of Section 4.04 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.02(b) as though it were a Purchaser; provided that such Participant agrees to be subject to Section 3.03 as though it were a Purchaser. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital or principal amounts of each Participant’s interest in the Investments, Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges; Successors and Assigns Generally. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.
(g)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Purchaser may exchange, continue or rollover all or a portion of its Investments or Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Seller, the Administrative Agent and such Purchaser.
(h)    Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Purchaser or Purchaser’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Purchaser or Purchaser’s broker-deal Affiliate.
(i)     Pledge to ABCP Collateral Agents & Trustees. Each Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under such Conduit Purchaser’s Investments or Loans and the Transaction Documents to any collateral agent or trustee for such Conduit Purchaser’s asset-backed commercial paper program without notice to or the consent of any party hereto; provided, however, that that no such pledge shall relieve any Conduit Purchaser of its obligations hereunder.
SECTION 12.07 No Proceedings. Each of the Servicer, the Purchasers and each assignee of an Investment or Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Relief Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default. The provisions of this Section shall survive any termination of this Agreement.
SECTION 12.08 Confidentiality.
(a)    General. Each Purchaser Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Seller and its obligations, this Agreement or payments hereunder; (vii) to (A) any rating agency in connection with rating the Seller or its Subsidiaries or the Investments or Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the transactions contemplated hereby; (viii) with the consent of the Seller; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this clause (a), or (B) becomes available to the Administrative Agent, any other Purchaser Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Seller-Related Party or any of its Subsidiaries who is not, to the knowledge of the Administrative Agent, or any Purchaser Party under an obligation of confidentiality to any Seller-Related Party or any of its Subsidiaries with respect to such Information. In addition, the Administrative Agent and the other Purchaser Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Purchaser Parties in connection with the administration of this Agreement, the other Transaction Documents and the Commitments.
For purposes of this Section, “Information” means all information received from the Seller-Related Parties or any of their Subsidiaries in connection with the transactions contemplated by the Transaction Documents relating to the Seller-Related Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Purchaser Party on a nonconfidential basis prior to disclosure by the Seller-Related Parties or any of their Subsidiaries; provided that, in the case of information received from the Seller-Related Parties or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Sharing Information With Affiliates of the Purchasers. Each of the Seller and the Servicer acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Seller or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Purchaser or by one or more Subsidiaries or Affiliates of such Purchaser and each of the Seller-Related Parties hereby authorizes each Purchaser to share any information delivered to such Purchaser by such Seller-Related Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Purchaser subject to the provisions of Section 12.08(a).
(c)     By Seller and Servicer. Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of the Fee Letter; provided, however, that it may disclose such information (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) with the consent of the Administrative Agent and each Purchaser; or (vi) to the extent such information becomes publicly available other than as a result of a breach of this clause (c).

SECTION 12.09 Counterparts; Integration; Effectiveness; Electronic Execution.
(a)_    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
SECTION 12.10 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE SELLER AND THE SERVICER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN

SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PURCHASER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST ANY SELLER-RELATED PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE SELLER AND THE SERVICER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.03. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    WAIVER OF RIGHTS TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 12.11 Intent of the Parties. The Seller has structured this Agreement with the intention that the Loans, and the Investments and the obligations of the Seller hereunder, in each case will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by a final determination within the meaning of Section 1313 of the

Code (or similar or analogous state, local or foreign Tax law). Each assignee and each Participant acquiring an interest in an Investment or Loan, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 12.12 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 12.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.14 USA PATRIOT Act Notice. Each Purchaser that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Purchaser) hereby notifies Seller-Related Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Seller-Related Parties, which information includes the name and address of Seller-Related Parties and other information that will allow such Purchaser or Administrative Agent, as applicable, to identify the Seller-Related Parties in accordance with the USA PATRIOT Act. The Seller shall, promptly following a request by the Administrative Agent or any Purchaser, provide all documentation and other information that the Administrative Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 12.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Purchaser shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 12.16 Conduit Purchasers.
(a)     Each Conduit Purchaser (or its related CP Issuer) or its Related Committed Purchaser, Liquidity Provider or any of their respective agents or designees (including any sponsor, servicer, servicing agent, administrative agent or Person acting in a similar capacity, in each case, pursuant to the agreements governing such Conduit Purchaser’s asset-backed commercial paper program) may post to a secured password-protected internet website maintained by such Person in connection with Rule 17g-5 (as defined below) such information as any Rating Agency may request in connection with the confirming or monitoring of its rating of such Conduit Purchaser’s (or its related CP Issuer’s) CP Notes or that any such Person may otherwise determine is necessary or appropriate to post to such website in furtherance of the requirements of, or as contemplated by 17 CFR 240.17g-5(a)(3).
(b)    Each party hereto agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser (or any related CP Issuer) any Relief Proceeding so long as any CP Notes or other senior indebtedness issued by such Conduit Purchaser or such CP Issuer remain outstanding or there shall not have elapsed one year plus one day since the last day on which any such CP Notes or other senior indebtedness have been outstanding.
(c)    Notwithstanding anything to the contrary herein, no Conduit Purchaser shall have any obligation to pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s CP Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser (or its related CP Issuer) could issue CP Notes to refinance all of its outstanding CP Notes assuming such outstanding CP Notes matured at such time in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s CP Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. Any amount that would otherwise be payable by a Conduit Purchaser pursuant to this Agreement or any other Transaction Document that is not paid or payable when due as a result of this clause (c) shall be payable when due by such Conduit Purchaser’s Related Committed Purchaser notwithstanding this clause (c).
(d)     Any notice delivered by any party hereto to a Conduit Purchaser’s Related Committed Purchaser shall be deemed to have been delivered to such Conduit Purchaser for all purposes. Each party to this Agreement may assume that (i) each Related Committed Purchaser is acting for the benefit and on behalf of its Related Conduit Purchaser, as well as for the benefit of each assignee or other transferee from any such Related Conduit Purchaser and (ii) each action taken by each Related Committed Purchaser has been duly authorized and approved by all necessary action on the part of its Related Conduit Purchaser and any assignee or other transferee of such Related Conduit Purchaser. Without limiting the foregoing, any advice, consent, concurrence or waiver granted by a Related Committed Purchaser pursuant to this Agreement or any other Transaction Document shall be deemed to have been granted by such Related Committed Purchaser in its individual capacity and by its Related Conduit Purchaser and by any assignee or other transferee of such Related Conduit Purchaser.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LABCORP RECEIVABLES LLC, as Seller By: /s/ THOMAS J. KREMER Name: Thomas J. Kremer Title: Treasurer

LABORATORY CORPORATION OF AMERICA HOLDINGS, as Servicer By: /s/ THOMAS J. KREMER Name: Thomas J. Kremer Title: Senior Vice President and Treasurer

    S-1    Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ ERIC BRUNO Name: Eric Bruno Title: Senior Vice President
PNC BANK, NATIONAL ASSOCIATION, as a Purchaser By: /s/ ERIC BRUNO Name: Eric Bruno Title: Senior Vice President
PNC CAPITAL MARKETS LLC, as Structuring Agent By: /s/ ERIC BRUNO Name: Eric Bruno Title: Managing Director

    S-2    Receivables Purchase Agreement

EXHIBIT A
Form of Investment / Loan Request

[Letterhead of Seller]
[Date]
[Administrative Agent]
[Purchasers]
Re:    Investment / Loan Request
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Purchase Agreement, dated as of August 23, 2024, among Labcorp Receivables LLC (the “Seller”), Laboratory Corporation of America Holdings, as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment / Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes an Investment / Loan Request pursuant to Section 2.03(a) of the Agreement. The Seller hereby requests [an Investment] [a Loan] in the aggregate amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by PNC and $[___] will be funded by [___]). The proceeds of such Investment should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such [Investment] [Loan], the Aggregate Capital will be [$_______], the Aggregate Investment Capital will be [$_______] and the Aggregate Loan Capital will be [$_______].
The Seller hereby represents and warrants as of the date hereof, and after giving effect to such [Investment] [Loan], as follows:
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects on and as of the date of such [Investment] [Loan] as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Event of Default or Potential Default has occurred and is continuing, and no Event of Default or Potential Default would result from such [Investment] [Loan];
(iii)    no Capital Coverage Amount Deficit exists or would exist after giving effect to such [Investment] [Loan];
Exhibit A-1

(iv)    immediately after giving effect to such [Investment] [Loan], no Purchaser’s aggregate outstanding Capital will exceed such Purchaser’s Commitment;
(v)    the Termination Date has not occurred;
(vi)    the Aggregate Capital equals or exceeds the Minimum Funding Threshold; and
(vii)    the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Investment Capital.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,

By:
Name:
Title:

Exhibit A-3

EXHIBIT B
Form of Reduction Notice
[Letterhead of Seller]
[Date]
[Administrative Agent]
[Purchasers]
Re:    Reduction Notice
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Purchase Agreement, dated as of August 23, 2024, among Labcorp Receivables LLC (the “Seller”), Laboratory Corporation of America Holdings, as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes a Reduction Notice pursuant to Section 2.03(d) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall prepay the outstanding Capital of the Purchasers in the amount of [$_______] to be made on [_____, 20_], and [$_______] of such amount shall be applied to prepay Investment Capital and [$_______] of such amount shall be applied to prepay Loan Capital. After giving effect to such prepayment, the Aggregate Capital will be [$_______], the Aggregate Investment Capital will be [$_______], and the Aggregate Loan Capital will be [$_______].
The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Event of Default or Potential Default has occurred and is continuing, and no Event of Default or Potential Default would result from such prepayment;
(iii)    no Capital Coverage Amount Deficit exists or would exist after giving effect to such prepayment;
(iv)    the Termination Date has not occurred;
Exhibit B-1

(v)    the Aggregate Capital equals or exceeds the Minimum Funding Threshold; and
(vi)    the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Investment Capital.

Exhibit B-2

In Witness Whereof, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,
[●]
By:
Name:
Title:

Exhibit B-3

CUSIP Number:___________________
EXHIBIT C
Form of Assignment and Assumption Agreement
Assignment and Assumption Agreement1
This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date specified below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Receivables Purchase Agreement identified below (as amended, the “Receivables Purchase Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions specified in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if specified herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Receivables Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Purchaser][their respective capacities as Purchasers] under the Receivables Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline investments, as applicable, included in such facilities), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Purchaser)][the respective Assignors (in their respective capacities as Purchasers)] against any Person, whether known or unknown, arising under or in connection with the Receivables Purchase Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at
1 The LSTA’s Form of Assignment Agreement has been drafted so that parties need not tailor the agreement depending on the identity of each assignee. In this way, electronic settlement platforms do not need to create “pop-ups”, i.e., questions which appear or “pop-up” on the screen of the person completing the assignment agreement and which must be answered before the assignment agreement can be populated and finalized. By avoiding “pop-ups”, the loan market can operate more efficiently, for trades will be able to settle more promptly.
2 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
3 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
4 Select as appropriate.
5 Include bracketed language if there are either multiple Assignors or multiple Assignees.
[To insert footer]
Exhibit C- 1

law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ______________________________
                ______________________________
2.    Assignee[s]:        ______________________________
                ______________________________
    [Assignee is an [Affiliate][Approved Fund] of [identify Purchaser]
3.    Seller(s):        ______________________________
4.    Administrative Agent:    ______________________, as the administrative agent under the Receivables Purchase Agreement

5.    Receivables Purchase Agreement:    [The Receivables Purchase Agreement dated as of [________] among Labcorp Receivables LLC, the Purchasers parties thereto, [PNC Bank, National Association], as Administrative Agent, and the other agents parties thereto], as amended, restated, supplemented or otherwise modified through the date hereof

6.    Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Capital for all Purchasers[9]	Amount of Commitment/Capital Assigned[8]	Percentage Assigned of Commitment/ Capital[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]11
6 List each Assignor, as appropriate.
7 List each Assignee, as appropriate.
8 Fill in the appropriate terminology for the types of facilities under the Receivables Purchase Agreement that are being assigned under this Assignment.
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Specified, to at least 9 decimals, as a percentage of the Commitment/Capital of all Purchasers thereunder.
11 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[To insert footer]
Exhibit C- 2

[Page break]
[To insert footer]
Exhibit C- 3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms specified in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]12
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]13
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]14 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By: _________________________________
Title:

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
13 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
14 To be added only if the consent of the Administrative Agent is required by the terms of the Receivables Purchase Agreement.
[To insert footer]
Exhibit C- 4

[Consented to:]15

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

15 To be added only if the consent of the Seller and/or other parties is required by the terms of the Receivables Purchase Agreement.
[To insert footer]
Exhibit C- 5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.
        1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Purchaser; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Receivables Purchase Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Seller, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document, or (iv) the performance or observance by the Seller, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.
        1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Purchaser under the Receivables Purchase Agreement, (ii) it meets all the requirements to be an assignee under Section 12.06 of the Receivables Purchase Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Receivables Purchase Agreement as a Purchaser thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Receivables Purchase Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections [7.01(c) and 7.02(b)] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Purchaser16 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Receivables Purchase Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees th
16 The concept of “Foreign Purchaser” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up. If the Seller is a U.S. Seller, the bracketed language should be deleted.
Exhibit C-1

at (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Purchaser.

        2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of Capital. principal, interest, Yield, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.17 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

        3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York [confirm that choice of law provision parallels the Receivables Purchase Agreement].

17 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”
Exhibit C-2

EXHIBIT D
Reserved

Exhibit D

EXHIBIT E
Form of Monthly Report
(Attached)
Exhibit E

EXHIBIT F
Form of Compliance Certificate
To: PNC Bank, National Association, as Administrative Agent
This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of August 23, 2024, among Labcorp Receivables LLC (the “Seller”), Laboratory Corporation of America Holdings, as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________of [Labcorp Holdings, Inc.], a [Delaware corporation] (the “Parent”).
2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller-Related Parties during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or a Potential Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].
4.    Schedule I attached hereto sets forth (i) financial statements of the Parent and its Subsidiaries and (ii) and calculation of the Financial Covenant for the period referenced on such Schedule I.
[5.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.
[LABCORP HOLDINGS, INC.]
By:
Name:
Title:

Exhibit F-2

SCHEDULE I TO COMPLIANCE CERTIFICATE
A.    Schedule of Compliance as of     ___________________, 20__ with Sections [7.01(c) and 7.01(b)] of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
This schedule relates to the fiscal [quarter / year] ended: __________________.
B.    The following financial statements of the Parent and its Subsidiaries for the fiscal [quarter / year] specified above are attached hereto: [--list financial statements provided--]
C.    Calculations of the Financial Covenant with respect to the fiscal [quarter / year] specified above are [attached hereto / set forth below].

Exhibit F-3

EXHIBIT G
Closing Memorandum
(Attached)
Exhibit G

EXHIBIT H-1
U.S. Tax Compliance Certificate (For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement dated as of August 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Labcorp Receivables LLC, and each Purchaser from time to time party thereto.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Investment(s) and Loan(s) (as well as any Note(s) evidencing such Investment(s) or Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PURCHASER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-1

EXHIBIT H-2
U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement dated as of August 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Labcorp Receivables LLC, and each Purchaser from time to time party thereto.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser in writing, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-2

EXHIBIT H-3
U.S. Tax Compliance Certificate (For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement dated as of August 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Labcorp Receivables LLC, and each Purchaser from time to time party thereto.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]
Exhibit H-3

EXHIBIT H-4
U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement dated as of August 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Labcorp Receivables LLC, and each Purchaser from time to time party thereto.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Investment(s) or Loan(s) (as well as any Note(s) evidencing such Investment(s) or Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Investment(s) or Loan(s) (as well as any Note(s) evidencing such Investment(s) or Loan(s)), (iii) with respect to the extension of credit pursuant to this Receivables Purchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PURCHASER]
By:
Name:
Title:
Date: ________ __, 20[ ]
Exhibit H-4

SCHEDULE I
Purchasers & Commitments

Schedule I-1

SCHEDULE II
Account Details

Schedule III-I

SCHEDULE III
Notice Addresses

Schedule III-I